AGREEMENT AND PLAN OF MERGER

                                      AMONG

                            STERLING BANCSHARES, INC.

                          STERLING BANCORPORATION, INC.

                                       AND

                             B.O.A. BANCSHARES, INC.

                          Dated as of February 24, 1999



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                                TABLE OF CONTENTS


ARTICLE I


         CERTAIN DEFINITIONS...................................................2
         Section  1.01   Certain Definitions...................................2

ARTICLE II

         THE MERGER AND RELATED TRANSACTIONS...................................7
         Section  2.01   Merger................................................7
         Section  2.02   Time and Place of Closing.............................8
         Section  2.03   Effective Time........................................8
         Section  2.04   Reservation of Right to Revise Transaction;
                         Further Actions.......................................8

ARTICLE III

         MERGER CONSIDERATION;  EXCHANGE PROCEDURES............................8
         Section  3.01   Merger Consideration..................................8
         Section  3.02   Stockholder's Meeting.................................9
         Section  3.03   Rights Under Stock Plans.............................10

ARTICLE IV

         EXCHANGE OF SHARES...................................................10
         Section  4.01   Exchange Agent.......................................10
         Section  4.02   Exchange Procedures..................................10
         Section  4.03   No Further Ownership Rights in Company Common Stock..11
         Section  4.04   Termination of Exchange Fund.........................11
         Section  4.05   Escheat of Exchange Fund.............................11
         Section  4.06   No Fractional Shares.................................12

ARTICLE V

         REPRESENTATIONS AND WARRANTIES OF THE COMPANY........................12
         Section  5.01   Organization, Standing and Authority.................12
         Section  5.02   Company Capital Stock................................13
         Section  5.03   Subsidiaries.........................................14
         Section  5.04   Authorization of Merger and Related Transactions.....14
         Section  5.05   Financial Statements and Regulatory Reports..........15
         Section  5.06   Absence of Undisclosed Liabilities...................15
         Section  5.07   Tax Matters..........................................16
         Section  5.08   Allowance for Credit Losses..........................17



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         Section  5.09   Other Regulatory Matters.............................17
         Section  5.10   Properties...........................................17
         Section  5.11   Compliance with Laws.................................17
         Section  5.12   Employee Benefit Plans...............................18
         Section  5.13   Commitments and Contracts............................19
         Section  5.14   Material Contract Defaults...........................20
         Section  5.15   Legal Proceedings....................................20
         Section  5.16   Absence of Certain Changes or Events.................21
         Section  5.17   Reports..............................................21
         Section  5.18   Insurance............................................21
         Section  5.19   Labor................................................21
         Section  5.20   Material Interests of Certain Persons................21
         Section  5.21   Registration Obligations.............................21
         Section  5.22   Brokers and Finders..................................22
         Section  5.23   State Takeover Laws..................................22
         Section  5.24   Environmental Matters................................22
         Section  5.25   Company Action.......................................22
         Section  5.26   Software.............................................23
         Section  5.27   Year 2000 Compliance.................................23

ARTICLE VI

         REPRESENTATIONS AND WARRANTIES OF STERLING...........................24
         Section  6.01   Organization, Standing and Authority.................24
         Section  6.02   Sterling and Bancorporation Capital Stock............24
         Section  6.03   Authorization of Merger and Related Transactions.....25
         Section  6.04   Financial Statements.................................25
         Section  6.05   Sterling SEC Reports.................................26
         Section  6.06   Regulatory Matters...................................26
         Section  6.07   Legal Proceedings....................................26
         Section  6.08   Brokers and Finders..................................26

ARTICLE VII

         CONDUCT OF THE COMPANY'S BUSINESS....................................26
         Section  7.01   Conduct of Business Prior to the Effective Time......26
         Section  7.02   Forbearances.........................................27

ARTICLE VIII

         ADDITIONAL AGREEMENTS................................................29
         Section  8.01   Access and Information...............................29
         Section  8.02   Registration Statement; Proxy Statement..............30
         Section  8.03   Press Releases.......................................30



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         Section  8.04   Notice of Defaults...................................31
         Section  8.05   Miscellaneous Agreements and Consents;
                         Affiliates Agreements................................31
         Section  8.06   Indemnification......................................31
         Section  8.07   Certain Change of Control Matters....................33
         Section  8.08   Employee Benefits....................................33
         Section  8.09   Certain Actions......................................33
         Section  8.10   No Solicitation......................................33
         Section  8.11   Termination Fee......................................35
         Section  8.12   Accruals.............................................36
         Section  8.13   Certain Agreements...................................36
         Section  8.14   Notification; Updated Disclosure Schedules...........36
         Section  8.15   Nasdaq Listing.......................................36
         Section  8.16   Future Board Representation..........................36

ARTICLE IX

         CONDITIONS TO MERGER.................................................37
         Section  9.01   Conditions to Each Party's Obligation to Effect
                         the Merger...........................................37
         Section  9.02   Conditions to Obligations of The Company to Effect
                         the Merger...........................................37
         Section  9.03   Conditions to Obligations of Sterling and
                         Bancorporation to Effect the Merger..................38

ARTICLE X

         TERMINATION..........................................................39
         Section  10.01   Termination.........................................39
         Section  10.02   Effect of Termination...............................41
         Section  10.03   Non-Survival of Representations, Warranties
                          and Covenants.......................................41

ARTICLE XI

         GENERAL PROVISIONS...................................................41
         Section  11.01   Expenses............................................41
         Section  11.02   Entire Agreement; Parties in Interest...............41
         Section  11.03   Amendments..........................................41
         Section  11.04   Waivers.............................................42
         Section  11.05   No Assignment.......................................42
         Section  11.06   Notices.............................................42
         Section  11.07   Specific Performance................................43
         Section  11.08   Governing Law.......................................43
         Section  11.09   Counterparts........................................43
         Section  11.10   Captions............................................43
         Section  11.11   Severability........................................43




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                          AGREEMENT AND PLAN OF MERGER

         THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") dated as of February 24, 1999, is by and among STERLING BANCSHARES, INC. ("Sterling"), a Texas corporation and a registered bank holding company under the Bank Holding Company Act of 1956, as amended (the "BHCA"), STERLING BANCORPORATION, INC., a Delaware corporation which is a registered bank holding company and a wholly owned subsidiary of Sterling ("Bancorporation") and B.O.A. BANCSHARES, INC., a Texas corporation and a registered bank holding company under the BHCA (the "Company"). Capitalized terms not otherwise defined herein shall have the meanings set forth in Article I.

                                   WITNESSETH:

         WHEREAS, pursuant to the terms and subject to the conditions of this Agreement, Sterling will acquire the Company through the merger of the Company with and into Bancorporation, or by such other means as provided for herein (the "Merger"); and

         WHEREAS, pursuant to the Merger, each issued and outstanding share of Company Common Stock will be converted into shares of Sterling Common Stock upon the terms and subject to the conditions of this Agreement; and

         WHEREAS, (i) the respective Boards of Directors of Sterling, Bancorporation and the Company have each determined that this Agreement, the Merger and the transactions contemplated hereby are in the best interests of their respective companies and stockholders and have approved this Agreement, the Merger and the other transactions contemplated hereby, (ii) the Board of Directors of the Company has unanimously (a) determined that the consideration to be paid for the outstanding shares of Company Common Stock is fair to the stockholders of the Company and (b) resolved to recommend to the stockholders of the Company that they vote in favor of adoption of this Agreement and (iii) Sterling, as the sole stockholder of Bancorporation, has approved and adopted this Agreement, the Merger and the transactions contemplated hereby; and

         WHEREAS, to induce Sterling to enter into this Agreement, the Company Specified Stockholders have agreed to execute and deliver to Sterling an Agreement and Irrevocable Proxy in substantially the form set forth as Annex A to this Agreement; and

         WHEREAS, after the Merger, Sterling intends to effect the merger (the "Bank Merger") of Houston Commerce Bank, a wholly owned subsidiary of the Company (the "Bank"), with and into Sterling Bank, a wholly owned subsidiary of Bancorporation and an indirect wholly owned subsidiary of Sterling ("Sterling Bank"), with Sterling Bank as the surviving bank; and

         WHEREAS, for federal income tax purposes the Merger is intended to qualify as a tax-free reorganization pursuant to Section 368 of the Code; and



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         WHEREAS,  for  accounting  purposes it is  intended  that the Merger be accounted for as a pooling of interests in accordance with APB Opinion 16; and

         WHEREAS, Sterling, Bancorporation and the Company desire to provide for certain undertakings, conditions, representations, warranties and covenants in connection with the Merger and the related transactions contemplated by this Agreement;

         NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements contained herein, the benefits to be derived by each party hereunder and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:


                                    ARTICLE I

                               CERTAIN DEFINITIONS

         Section 1.01 Certain Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

         "Acquisition  Proposal"  shall  have the  meaning  set forth in Section
8.10.

         "Acquisition Transaction" shall have the meaning set forth in Section 8.10.

         "Affiliate" shall mean, with respect to any Person, any Person that, directly or indirectly, controls or is controlled by or is under common control with such Person.

         "Agreement" shall have the meaning set forth in the introduction to this Agreement.

         "APB Opinion 16" shall mean Accounting Principles Board Opinion No. 16.

         "Approvals" shall mean any and all filings, permits, consents, authorizations and approvals of any governmental or regulatory authority or of any other third person necessary to give effect to the arrangement contemplated by this Agreement or necessary to consummate the Merger.

         "Authorizations" shall have the meaning set forth in Section 5.01.

         "Average Closing Price" shall have the meaning set forth in Section 10.01.

         "BHCA" shall have the meaning set forth in the introduction to this Agreement.

         "Bancorporation" shall have the meaning set forth in the introduction to this Agreement.



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         "Bank"  shall  have  the  meaning  set  forth in the  recitals  to this
Agreement.

         "Bank Merger" shall have the meaning set forth in the recitals to this Agreement.

         "Business Day" shall mean any day that is not a Saturday, Sunday or other day on which commercial banks in Houston, Texas are authorized or required by law to remain closed.

         "Certificates" shall have the meaning set forth in Section 4.02.

         "Closing" shall have the meaning set forth in Section 2.02.

         "Closing Date" shall have the meaning set forth in Section 2.02.

         "Code" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

         "Commissioner" shall mean the Texas Banking Commissioner.

         "Company" shall have the meaning set forth in the introductory paragraph to this Agreement.

         "Company  Benefit  Plans"  shall have the  meaning set forth in Section
5.12.

         "Company Board" shall mean the Board of Directors of the Company.

         "Company Common Stock" shall mean the common stock, par value $1.00 per share, of the Company.

         "Company Disclosure Schedule" shall mean that document containing the written detailed information required to be furnished pursuant to the terms of this Agreement prepared and delivered by the Company to Sterling prior to the execution of this Agreement.

         "Company ERISA Plan" shall have the meaning set forth in Section 5.12.

         "Company  Financial  Statements"  shall have the  meaning  set forth in
Section 5.05.

         "Company  Material  Adverse Effect" shall have the meaning set forth in
Section 5.01.

         "Company Options" shall have the meaning set forth in Section 3.03.

         "Company Specified Stockholders" shall mean Eloise O. Pohlad as Trustee of the Eloise O. Pohlad Revocable Trust created under Agreement dated 6/28/91 as amended, Howard Wolf, John Knox, Jr., Nationsbank, N.A. as Trustee for the Cole Thomson Revocable Trust, The Trust Company N.A. as Trustee for Cole Thompson IRA Rollover, Cole Thomson, Frost National

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Bank as Trustee for David Moulton IRA, David B. Moulton,  John Carson,  Terrence
Schillaci & Rebecca Lee Schillaci WROS, Sam Sicola, Charles A. Vernon & Alyse Vernon WROS, Lynda C. Keene, P. Michael Wells, and Dan Platt, Jr.

         "Company Stock Plan" shall have the meaning set forth in Section 5.12.

         "Company  Stockholders'  Meeting"  shall have the  meaning set forth in
Section 3.02.

         "Condition" shall have the meaning set forth in Section 5.01.

         "DGCL" shall mean the Delaware General Corporation Law, as amended.

         "Determination Date" shall have the meaning set forth in Section 10.01.

         "Dissenting Share" shall have the meaning set forth in Section 3.01.

         "Effective Time" shall have the meaning set forth in Section 2.03.

         "Employee" shall mean any current or former employee, officer or director, independent contractor or retiree of the Company, its Subsidiaries and any dependent or spouse thereof.

         "Environmental Law" shall have the meaning set forth in Section 5.24.

         "ERISA" shall have the meaning set forth in Section 5.12.

         "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

         "Exchange Agent" shall have the meaning set forth in Section 4.01.

         "Exchange Fund" shall have the meaning set forth in Section 4.01.

         "Expenses" shall have the meaning set forth in Section 8.11.

         "FDIC" shall mean the Federal Deposit Insurance Corporation.

         "Federal Reserve Board" shall mean the Board of Governors of the Federal Reserve System and any Federal Reserve Bank.

         "GAAP" shall mean generally accepted accounting principles in the United States, applied on a consistent basis.

         "Indemnified Party" shall have the meaning set forth in Section 8.06.



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         "Index" shall have the meaning set forth in Section 10.01.

         "Law" shall mean any United States (federal, state or local) or foreign law, statute, ordinance, rule, regulation, order, judgment or decree;

         "Liens" shall have the meaning set forth in Section 5.03.

         "Maximum Amount" shall have the meaning set forth in Section 8.06.

         "Merger" shall have the meaning set forth in the recitals to this Agreement.

         "Merger  Consideration"  shall  have the  meaning  set forth in Section
3.01.

         "OCC" shall mean the Office of the Comptroller of the Currency.

         "Order" shall mean any decree, judgment, injunction, ruling, writ or other order (whether temporary, preliminary or permanent);

         "Permitted Liens" shall mean (i) Liens for current taxes not yet due and payable and incurred in the ordinary course of business, (ii) with respect to a lease, the interest of the lessor thereunder, including any Liens on the interest of such lessor, and (iii) such imperfections of title, Liens, restrictions and easements that do not materially impair the use or value of the properties or assets or otherwise materially impair the current operations relating to the business of the Company or its Subsidiaries or the Company's consolidated financial condition or consolidated results of operations.

         "Person" or "person" shall mean any individual, corporation, limited liability company, association, partnership, group (as defined in Section 13(d)(3) of the Exchange Act), joint venture, trust or unincorporated organization, or a government or any agency or political subdivision thereof.

         "Proxy Statement" shall have the meaning set forth in Section 8.02.

         "Registration Statement" shall have the meaning set forth in Section 8.02.

         "Regulatory  Agreement"  shall  have the  meaning  set forth in Section
5.11.

         "Regulatory Authorities" shall have the meaning set forth in Section 5.11.

         "Regulatory  Reporting  Document"  shall have the  meaning set forth in
Section 5.05.

         "Remedies   Exception"  shall  mean  any  bankruptcy,   reorganization,
insolvency, fraudulent conveyance or transfer, moratorium or similar law affecting creditors' rights generally

                                       -5-

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and  general  principles  of  equity  (regardless  of  whether   enforcement  is
considered in a proceeding at law or in equity).

         "Reports" shall have the meaning set forth in Section 5.17.

         "SEC" shall mean the Securities and Exchange Commission.

         "Securities Act" shall mean the Securities Act of 1933, as amended.

         "Sterling" shall have the meaning set forth in the introduction to this Agreement.

         "Sterling Bank" shall have the meaning set forth in the recitals to this Agreement.

         "Sterling Common Stock" shall mean the common stock, par value $1.00 per share, of Sterling.

         "Sterling Disclosure Schedule" shall mean that document containing the written detailed information required to be furnished pursuant to the terms of this Agreement prepared and delivered by Sterling to the Company prior to the execution of this Agreement.

         "Sterling Preferred Stock" shall have the meaning set forth in Section 6.02.

         "Sterling  Financial  Statements"  shall have the  meaning set forth in
Section 6.04.

         "Sterling  Material Adverse Effect" shall have the meaning set forth in
Section 6.01.

         "Sterling  SEC  Reports"  shall have the  meaning  set forth in Section
6.05.

         "Subsidiary" shall mean, in the case of either Sterling or the Company, any corporation, association or other entity in which it owns or controls, directly or indirectly, 25% or more of the outstanding voting securities or 25% or more of the total equity interest; provided, however, that the term shall not include any such entity in which such voting securities or equity interest is owned or controlled in a fiduciary capacity, without sole voting power, or was acquired in securing or collecting a debt previously contracted in good faith.

         "Superior Proposal" shall have the meaning set forth in Section 10.01.

         "Surviving  Corporation"  shall have the  meaning  set forth in Section
2.01.

         "Tax" or "Taxes" shall mean all federal, state, local and foreign taxes, charges, fees, levies, imposts, duties or other assessments, including, without limitation, income, gross receipts, excise, employment, sales, use, transfer, license, payroll, franchise, severance, stamp, occupation, windfall profits, environmental, federal highway use, commercial rent, customs duties, capital stock, paid up capital, profits, withholding, Social Security, single business and unemployment, disability,

                                       -6-

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real  property,  personal  property,  registration,  ad  valorem,  value  added, alternative or add-on minimum, estimated, or other tax or governmental fee of any kind whatsoever, imposed or required to be withheld by the United States or
any  state,  local,   foreign  government  or  subdivision  or  agency  thereof, including, without limitation, any interest, penalties or additions thereto.

         "Taxable Period" shall mean any period prescribed by any governmental authority, including, but not limited to, the United States or any state, local, foreign government or subdivision or agency thereof for which a Tax Return is required to be filed or Tax is required to be paid.

         "Tax Return" shall mean any report, return, information return or other information required to be supplied to a taxing authority in connection with Taxes, including, without limitation, any return of an affiliated or combined or unitary group that includes the Company or any of its Subsidiaries.

         "TBCA" shall mean the Texas Business Corporation Act, as amended.

         "Termination Fee" shall have the meaning set forth in Section 8.11.

         "Year  2000  Guidelines"  shall have the  meaning  set forth in Section
5.27.

         "Year 2000 Problem" shall have the meaning set forth in Section 5.27.

                                   ARTICLE II

                             THE MERGER AND RELATED
                                  TRANSACTIONS

         Section  2.01   Merger.

         (a) Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL and the TBCA, at the Effective Time, the Company shall be merged with and into Bancorporation. As a result of the Merger, the separate existence of the Company shall thereupon cease, and Bancorporation shall continue as the surviving corporation of the Merger (the "Surviving Corporation").

         (b) The certificate of  incorporation  of  Bancorporation  as in effect
immediately   prior  to  the  Effective   Time  shall  be  the   certificate  of
incorporation of the Surviving Corporation.

         (c) The bylaws of the Bancorporation as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation.

         (d) The directors of Bancorporation immediately prior to the Effective Time shall become the directors of the Surviving Corporation and the officers of Bancorporation immediately prior to


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the Effective  Time shall become the officers of the Surviving  Corporation,  in each case until their respective successors are duly elected and qualified.

         (e) The Merger shall have the effects set forth in the DGCL and the TBCA.

         Section 2.02 Time and Place of Closing. The closing of the transactions contemplated hereby (the "Closing") will take place at the offices of Andrews & Kurth L.L.P. in Houston, Texas on the date (the "Closing Date") that the Effective Time occurs, or at such other time, and at such place, as may be agreed to in writing by the parties hereto.

         Section 2.03 Effective Time. On the Business Day selected by Sterling occurring within ten (10) Business Days following the date on which the expiration of all applicable waiting periods in connection with approvals of governmental authorities necessary to effectuate the Merger occurs and all conditions to the consummation of this Agreement are satisfied or waived, unless an earlier or later date has been agreed by the parties, appropriate articles of merger or certificates of merger shall be executed and filed in accordance with the DGCL and the TBCA, and the Merger provided for herein shall become effective upon such filing or at such time as may be specified in such articles or certificates of merger. The time of such filing or such later effective time is herein called the "Effective Time."

         Section  2.04  Reservation  of Right  to  Revise  Transaction;  Further
Actions.

         (a) Notwithstanding anything to the contrary provided elsewhere in this Agreement, if Sterling notifies the Company in writing prior to the Closing that Sterling prefers to change the method of effecting the acquisition of the Company by Sterling (including, without limitation, the provisions as set forth in Article II) the parties hereto shall forthwith execute an appropriate amendment or restatement of this Agreement to reflect such changes; provided, however, that no such change shall (i) alter or change the amount or the kind of the consideration to be received by the holders of Company Common Stock as provided for in this Agreement; (ii) take the form of an asset purchase; or
(iii) adversely affect the timing or tax treatment of the transaction described herein.

         (b) In addition, the parties hereto agree that if Sterling so determines, each of the parties will execute such additional agreements and documents and take such other actions as Sterling determines necessary or appropriate to facilitate the Merger and the acquisition of the Company by Sterling, including, without limitation, entering into agreements to facilitate the Bank Merger.




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                                   ARTICLE III

                              MERGER CONSIDERATION;
                               EXCHANGE PROCEDURES

         Section 3.01 Merger Consideration. Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Merger and without any action on the part of any party or stockholder:

         (a) Each share of Company Common Stock outstanding immediately prior to the Effective Time shall (except as otherwise provided in Sections 3.01(b) and (c)) be converted into the right to receive 1.10 shares of Sterling Common Stock (the "Merger Consideration").

         (b) Each share of Company Common Stock held in the treasury of the Company and each share of Company Common Stock owned by Sterling, Bancorporation or any direct or indirect wholly owned Subsidiary of Sterling or the Company immediately prior to the Effective Time shall be canceled without any conversion and no payment or distribution shall be made with respect thereto.

         (c) Notwithstanding anything in this Agreement to the contrary, no share of Company Common Stock, the holder of which shall have complied with the provisions of Article 5.12 of the TBCA as to appraisal rights (a "Dissenting Share"), shall be deemed converted into and to represent the right to receive the Merger Consideration, and the holders of Dissenting Shares, if any, shall be entitled to payment, solely from the Surviving Corporation, of the appraised value of such Dissenting Shares to the extent permitted by and in accordance with the provisions of Article 5.12 of the TBCA; provided, however, that (i) if any holder of Dissenting Shares shall, under the circumstances permitted by the TBCA, subsequently deliver a written withdrawal of his or her demand for appraisal of such Dissenting Shares, (ii) if any holder fails to establish his or her entitlement to rights to payment as provided in such Article 5.12, or
(iii) if neither any holder of Dissenting Shares nor the Surviving Corporation has filed a petition demanding a determination of the value of all Dissenting Shares within the time provided in such Article 5.12, such holder or holders (as the case may be) shall forfeit such right to payment for such Dissenting Shares pursuant to such Article 5.12 and each such Dissenting Share shall thereupon be converted into and shall represent the right to receive the Merger Consideration. The Company shall give Sterling (i) prompt notice of any written objections to the Merger submitted to the Company in accordance with Article 5.12A, attempted withdrawals of such objections, and any other instruments served pursuant to applicable law received by the Company relating to stockholders' rights of appraisal and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the TBCA. The Company shall not, except with the prior written consent of Sterling, voluntarily make any payment with respect to any demands for appraisals of Company Common Stock, offer to settle or settle any such demands or approve any withdrawal of any such demands.

         (d) In the event Sterling changes (or establishes a record date for changing) the number of shares of Sterling Common Stock issued and outstanding prior to the Effective Date as a result of a stock split, stock dividend, recapitalization or similar transaction with respect to the outstanding Sterling Common Stock and the record date therefor shall be prior to the Effective Date, the Merger Consideration shall be correspondingly adjusted to reflect such stock split, stock dividend, recapitalization or similar transaction.

         Section 3.02 Stockholder's Meeting. Subject to applicable law, the Company, acting through the Company Board, shall, in accordance with applicable law, duly call, give notice of, convene and hold a special meeting (the "Company Stockholders' Meetings") of its stockholders as soon as practicable for the purpose of approving and adopting this Agreement and approving the Merger and, subject to the fiduciary duties of the Company Board under applicable law as determined by such directors in good faith after consultation with and based upon the advice of outside counsel, include in the Proxy Statement of the Company for use in connection with the Company Stockholders' Meeting, the recommendation of the Company Board that the Company stockholders vote in favor of the approval and adoption of the Merger and this Agreement. The Company agrees to use commercially reasonable efforts to cause the Company Stockholders' Meeting to occur within 30 days after the Proxy Statement is mailed to the Company's stockholders.

         Section 3.03 Rights Under Stock Plans. Prior to the Effective Time, the Company shall cause each unexpired and unexercised option to purchase shares of Company Common Stock as set forth in Section 5.02 of the Company Disclosure Schedule ("Company Options") to be converted into Company Common Stock.


                                   ARTICLE IV

                               EXCHANGE OF SHARES

         Section 4.01 Exchange Agent. As of the Effective Time, Sterling shall deposit with a bank or trust company designated by Sterling (the "Exchange Agent"), for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with this Article IV, the aggregate Merger Consideration (the "Exchange Fund") issuable pursuant to Section 3.01(a) in exchange for outstanding shares of Company Common Stock. The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Merger Consideration contemplated to be issued pursuant hereto out of the Exchange Fund. The Exchange Fund shall not be used for any other purpose.

         Section 4.02 Exchange Procedures. (a) Promptly after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates which, immediately prior to the Effective Time, represented outstanding shares of Company Common Stock (the "Certificates"), other than shares canceled in accordance with Section 3.01(b): (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing shares of Company Common Stock shall pass, only upon proper delivery of such certificates to the Exchange Agent, and shall be in such form and have such other provisions as Sterling shall specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the

Exchange Agent (or to such other agent or agents as may be appointed by Sterling), together with such letter of transmittal, duly executed, and any other required documents, the holder of such Certificate(s) shall be entitled to receive in exchange therefor the Merger Consideration which such holder has the right to receive pursuant to Section 3.01(a), and the Certificate(s) so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, the Merger Consideration with respect to such Company Common Stock may be issued to a transferee if the Certificate(s) representing such Company Common Stock is (are) presented to the Exchange Agent accompanied by all documents required  to  evidence  and  effect  such  transfer  and by  evidence  that  any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 4.02, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration with respect to such Company Common Stock. The Certificate(s) for Company Common Stock so surrendered shall be duly endorsed as the Exchange Agent may require. Sterling shall not be obligated to deliver the Merger Consideration to which any former holder of Company Common Stock is entitled as a result of the Merger until such holder surrenders his Certificate(s) formerly representing shares of Company Common Stock for exchange as provided in this Article IV.

         (b) No dividends or other distributions with respect to shares of Sterling Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered certificate for shares of Company Common Stock with respect to the shares of Sterling Common Stock represented thereby and no cash payment in lieu of fractional shares of Sterling Common Stock shall be paid to any such holder pursuant to Section 4.06 until the surrender of the Certificate with respect to the shares of Sterling Common Stock represented thereby in accordance with this Article IV. Subject to the effect of applicable laws, following surrender of any such Certificates, these shall be paid to the holder of the certificate representing whole shares of Sterling Common Stock issued in connection therewith, without interest (i) at the time of such surrender the amount of any cash payable in lieu of fractional shares to which such holder is entitled pursuant to Section 4.06 and the proportionate amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such shares of Sterling Common Stock, and (ii) at the appropriate payment date, the proportionate amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of Sterling Common Stock.

         Section 4.03 No Further Ownership Rights in Company Common Stock. The Merger Consideration shall be deemed to have been issued in full satisfaction of all rights pertaining to shares of Company Common Stock, and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation or its transfer agent of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or its transfer agent for any reason, they shall be canceled and exchanged as provided in this Article IV.

         Section 4.04 Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the former stockholders of the Company for six months after the Effective

Time shall be delivered to Sterling upon demand, and any stockholders of the Company who have not theretofore complied with this Article IV shall thereafter look only to Sterling for payment of their claim for the Merger Consideration.

         Section 4.05 Escheat of Exchange Fund. None of Sterling, Bancorporation, the Company, or the Exchange Agent shall be liable to any person in respect of any shares of Sterling Common Stock from the Exchange Fund delivered to a public office pursuant to any applicable abandoned property, escheat or similar law. If any Certificates representing shares of Company Common Stock shall not have been surrendered immediately prior to the date on which any Merger Consideration in respect of such Certificate would otherwise escheat to or become the property of any government authority, any such Merger Consideration in respect of such Certificate shall, at such time and to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

         Section 4.06 No Fractional Shares. No certificates representing fractional shares of Sterling Common Stock shall be issued upon the surrender for exchange of Certificates, and no dividend or other distribution, stock split or interest shall relate to any such fractional security, and such fractional interests shall not entitle the owner thereof to any voting or other rights of a security holder of Sterling. In lieu of any fractional security, each holder of shares of Company Common Stock who would otherwise have been entitled to a fraction of a share of Sterling Common Stock upon surrender of the Certificate(s) for such Company Common Stock for exchange will be paid an amount in cash (without interest) equal to such holder's proportionate interest in the amount of the net proceeds from the sale or sales by the Exchange Agent in accordance with the provisions of this Section 4.06, on behalf of all such holders, of the aggregate fractional shares of Sterling Common Stock issued pursuant to Article III. As soon as practicable following the Effective Time, the Exchange Agent shall determine the excess of (A) the number of whole shares of Sterling Common Stock delivered to the Exchange Agent by Sterling pursuant to
Section 4.01 over (B) the aggregate number of whole shares of Sterling Common Stock to be distributed to holders of Company Common Stock pursuant to Article III (such excess being herein called the "Excess Securities") and the Exchange Agent, as agent for the former holders of Company Common Stock, shall sell the Excess Securities at the prevailing prices on the Nasdaq Stock Market. The sale of the Excess Securities by the Exchange Agent shall be executed on the Nasdaq
Stock Market through one or more member firms of the Nasdaq Stock Market and shall be executed in round lots to the extent practicable. Sterling shall pay all commissions, transfer taxes and other out-of-pocket transaction costs, including the expenses and compensation of the Exchange Agent, incurred in connection with such sale of Excess Securities. Until the net proceeds of such sale of Excess Securities have been distributed to the former stockholders of the Company, the Exchange Agent will hold such proceeds and dividends in trust for such former stockholders. As soon as practicable after the determination of the amount of cash to be paid to former stockholders of the Company in lieu of any fractional interests, the Exchange Agent shall make available in accordance with this Agreement such amounts to such former stockholders.

                                    ARTICLE V

                               REPRESENTATIONS AND
                            WARRANTIES OF THE COMPANY

         The Company represents and warrants to Sterling and Bancorporation as follows:

         Section 5.01 Organization, Standing and Authority. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas. The Company is duly qualified to do business and in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be duly qualified would have a material adverse effect on the financial condition, results of operations, business, properties (the "Condition") of the Company and any of its Subsidiaries or on the ability of the Company or its Subsidiaries to consummate the transactions contemplated hereby (a "Company Material Adverse Effect"). The Company has all requisite corporate power and authority (i) to carry on its business as now conducted, (ii) to own, lease and operate its assets, properties and business and (iii) to execute and deliver this Agreement and perform the terms of this Agreement. The Company is duly registered as a bank holding company under the BHCA. The Company has in effect all federal, state, local and foreign governmental, regulatory and other authorizations, franchises, permits and licenses (collectively, "Authorizations") necessary for it to own or lease its properties and assets and to carry on its business as now conducted.

         Section  5.02   Company Capital Stock.

         (a) The authorized capital stock of the Company consists of 3,000,000 shares of Company Common Stock. At December 31, 1998, 1,500,000 shares of Company Common Stock were issued and outstanding. Since December 31, 1998, the Company has issued no additional capital stock and has no commitments, options or agreements to issue any additional shares. As of the date hereof, all of the issued and outstanding shares of Company Common Stock are duly and validly issued and outstanding and are fully paid and nonassessable. None of the outstanding shares of Company Common Stock has been issued in violation of any preemptive rights or any provision of the Company's Articles of Incorporation or bylaws. As of the date of this Agreement, no shares of Company Common Stock have been reserved for any purpose except as set forth in Section 5.02 of the Company Disclosure Schedule.

         (b) Except as set forth in Section 5.02 of the Company Disclosure Schedule, there are no equity securities of the Company outstanding (other than the shares of Company Common Stock described in Section 5.02(a)) and no outstanding options, warrants, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of the Company or contracts, commitments, understandings or arrangements by which the Company is or may be bound to issue additional shares of its capital stock or options, warrants or rights to purchase or acquire any additional shares of its capital stock. There are no contracts, commitments, understandings or arrangements by which the

Company or any of its Subsidiaries is or may be bound to transfer any shares of the capital stock of any Subsidiary of the Company, and there are no agreements, understandings or commitments relating to the right of the Company or any of its Subsidiaries to vote or to dispose of any such shares.

         (c) Except as set forth in Section 5.02 of the Company Disclosure Schedule, there are no securities required to be issued by the Company under any Company Stock Plan, dividend reinvestment or similar plan.

         Section 5.03 Subsidiaries. Section 5.03 of the Company Disclosure Schedule contains a complete list of the Company's Subsidiaries. All of the outstanding shares of each Subsidiary are owned by the Company and no equity securities are or may be required to be issued by reason of any options, warrants, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of any Subsidiary, and there are no contracts, commitments, understandings or arrangements by which any Subsidiary is bound to issue additional shares of its capital stock or options, warrants or rights to purchase or acquire any additional shares of its capital stock. Except as set forth in Section 5.03 of the Company Disclosure Schedule, all of the shares of capital stock of each Subsidiary are fully paid and nonassessable and are owned free and clear of any claim, lien, pledge or encumbrance of whatsoever kind ("Liens"). Each Subsidiary (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated or organized, (ii) is duly qualified to do business and in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified would have a Company Material Adverse Effect, (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted, and (iv) has in effect all Authorizations necessary for it to own or lease its properties and assets and to carry on its business as now conducted.

         Section 5.04 Authorization of Merger and Related Transactions.

         (a) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (including, without limitation, the consummation of the Merger) have been duly and validly authorized by all necessary corporate action in respect thereof on the part of the Company, including unanimous approval of the Merger by the Company Board, subject to the approval of the Merger by the stockholders of the Company to the extent required by applicable law. The only stockholder approval required for the approval of the Merger is the approval of two-thirds of the outstanding shares of Company Common Stock voting as a single class. This Agreement, subject to any requisite stockholder approval hereof with respect to the Merger, represents a valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforcement may be limited by the Remedies Exception.

         (b) Neither the execution and delivery of this Agreement by the Company, the consummation by the Company of the transactions contemplated hereby nor compliance by the Company with any of the provisions hereof will (i) conflict with or result in a breach of any provision of the Company's Articles of Incorporation or bylaws, (ii) constitute or result in a breach or violation of any term, condition or provision of, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any Lien upon, any property or assets of the Company or any of its Subsidiaries pursuant to any note, bond, mortgage, indenture, license, agreement, lease or other instrument or obligation to which any of them is a party or by which any of them or any of their properties or assets may be subject and that would have, individually or in the aggregate, a Company Material Adverse Effect or (iii) subject to receipt of the requisite approvals referred to in Section 9.01 of this Agreement, violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or its Subsidiaries or any of their properties or assets.

         (c) Other than consents, authorizations, approvals or exemptions required from the Commissioner, the OCC, the FDIC, or the Federal Reserve Board and the filing of certificates or articles of merger in accordance with the DGCL and the TBCA, no notice to, filing with, authorization of, exemption by, or consent or approval of any governmental body or authority is necessary for the consummation by the Company of the Merger and the other transactions contemplated by this Agreement.

         Section  5.05   Financial Statements and Regulatory Reports.

         (a) The Company (i) has delivered to Sterling copies of the audited consolidated balance sheets and the related audited consolidated statements of income, stockholders' equity and cash flows (including related notes and schedules) of the Company and its consolidated Subsidiaries as of and for the 12 months ended June 30, 1996 and June 30, 1997, together with the report thereof of Grant Thornton LLP, and of the unaudited balance sheet and the related unaudited statement of income, as of and for the years ended December 31, 1996 and December 31, 1997 and the nine months ended September 30, 1998 (the "Company Financial Statements"), and (ii) has furnished Sterling with a true and complete copy of each material report filed by the Company with the Federal Reserve Board or by any of its Subsidiaries with any Regulatory Authorities from and after January 1, 1995 (each a "Regulatory Reporting Document"), which are all the material documents that the Company was required to file with the Regulatory Authorities since such date and all of which complied when filed in all material respects with all applicable laws and regulations.

         (b) The Company Financial Statements (as of the dates thereof and for the periods covered thereby) (i) are in accordance with the books and records of the Company and its Subsidiaries, which are complete and accurate in all material respects and which have been maintained in accordance with good business practices, and (ii) present fairly the consolidated financial position and the consolidated results of operations, changes in stockholders' equity and cash flows of the Company and its Subsidiaries as of the dates and for the periods indicated, in accordance with GAAP, subject in the case of unaudited interim financial statements for the nine months ended September 30, 1998 to normal recurring year-end adjustments and except for the absence of certain footnote information in such unaudited interim financial statements. Neither

Grant  Thornton  LLP  nor  any  other  firm  of  independent   certified  public
accountants has prepared or delivered to the Company any management letters since January 1, 1995.

         Section 5.06 Absence of Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any obligations or liabilities (contingent or otherwise) in the amount of $50,000 in the aggregate, except obligations and liabilities (i) which are fully accrued or reserved against in the consolidated balance sheet of the Company and its Subsidiaries as of September 30, 1998, included in the Company Financial Statements or reflected in the notes thereto, or (ii) which were incurred after September 30, 1998, in the ordinary course of business consistent with past practice. Since September 30, 1998, neither the Company nor any of its Subsidiaries has incurred or paid any obligation or liability which would have a Company Material Adverse Effect.

         Section 5.07 Tax Matters. Except as set forth in Section 5.07 of the Company Disclosure Schedule:

         (a) All Tax Returns required to be filed by or on behalf of the Company or any of its Subsidiaries have been timely filed, or requests for extensions have been timely filed, granted and have not expired, all such returns filed are complete and accurate in all material respects and all Taxes shown as due on those Tax Returns have been paid.

         (b) The Company is not involved in any audit examination, deficiency or refund litigation or matter in controversy with respect to any Taxes. All Taxes due with respect to completed and settled examinations or concluded litigation have been paid or adequately reserved for.

         (c) Neither the Company nor any of its Subsidiaries has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due that is currently in effect.

         (d) Adequate provision for any Taxes due or to become due for the Company and any of its Subsidiaries for any period or periods through and including September 30, 1998, has been made and is reflected on the September 30, 1998 financial statements included in the Company Financial Statements. Deferred Taxes of the Company and its Subsidiaries have been provided for in the Company Financial Statements in accordance with GAAP.

         (e) The Company and its Subsidiaries have collected and withheld all Taxes which they have been required to collect or withhold and have timely submitted all such collected and withheld amounts to the appropriate authorities. The Company and its Subsidiaries are in compliance with the back-up withholding and information reporting requirements under (i) the Code, and (ii) any state, local or foreign laws, and the rules and regulations, thereunder.

         (f) Neither the Company nor any of its Subsidiaries has made any payments, is obligated to make any payments, or is a party to any contract, agreement or other arrangement that could obligate it to make any payments that would not be deductible under Section 280G of the Code.

         (g) No consent has been filed under Section 341(f) of the Code with respect to the Company or any of its Subsidiaries; none of the Subsidiaries was acquired in a "qualified stock purchase" under Section 338(d)(3) of the Code, and no elections under Section 338(g) of the Code, protective carryover basis elections or offset prohibition elections are applicable to the Company or any of its Subsidiaries; neither the Company nor any of its Subsidiaries has participated in, or cooperated with, an international boycott within the meaning of Section 999 of the Code, nor has any such corporation had operations which are or may hereafter become reportable under Section 999 of the Code; neither the Company nor any of its Subsidiaries owns any interest in an entity or arrangement characterized as a partnership for United States federal income tax purposes; no election under Section 1504(d) of the Code has been made with respect to the Company or any of its Subsidiaries; none of the assets of the Company or any of its Subsidiaries is required to be treated as being owned by some other person pursuant to Section 168(f)(8) of the Code; neither the Company nor any of its Subsidiaries is a United States real property holding company under Section 897 of the Code; and no debt of the Company or any of its Subsidiaries is "corporate acquisition indebtedness" within the meaning of
Section 279(b) of the Code.

         Section 5.08 Allowance for Credit Losses. Each allowance for credit losses shown in the consolidated balance sheets of the Company and its Subsidiaries as of December 31, 1997 and as of September 30, 1998, and included in the Company Financial Statements, complies in all material respects with GAAP and, to the knowledge of the Company's management, OCC Bank Circular 201.

         Section 5.09 Other Regulatory Matters. Neither the Company nor any of its Subsidiaries has taken or agreed to take any action or has any knowledge of any fact or circumstance that would materially impede or delay receipt of any approval referred to in Section 9.01(b).

         Section 5.10 Properties. Except as set forth in Section 5.10 of the Company's Disclosure Schedule the Company and its Subsidiaries have good and indefeasible title, free and clear of all Liens except Permitted Liens, to all their properties and assets whether tangible or intangible, real, personal or mixed. All buildings, and all fixtures, equipment and other property and assets which are material to its business on a consolidated basis, held under leases or subleases by any of the Company or its Subsidiaries are held under valid instruments enforceable in accordance with their respective terms, subject to the Remedies Exception. All of the Company's and its Subsidiaries' equipment in regular use has been well maintained and is in good, serviceable condition, reasonable wear and tear excepted, except where a failure to so maintain or to be in such condition would not have a Company Material Adverse Effect.

         Section  5.11   Compliance with Laws.

         (a) Each of the Company and its Subsidiaries is in compliance with all laws, rules, regulations, policies, guidelines, reporting and licensing requirements and orders applicable to its business or to its employees conducting its business, and with its internal policies and procedures, except for failures to comply which will not result in a Company Material Adverse Effect.

         (b) Neither the Company nor any of its Subsidiaries has received any notification or communication from any agency or department of any federal, state or local government, including the Federal Reserve Board, the OCC, the FDIC, the Commissioner, the SEC and the staffs thereof (collectively, the "Regulatory Authorities") (i) asserting that since January 1, 1995, the Company or any of its Subsidiaries is not in substantial compliance with any of the statutes, regulations, or ordinances which such agency, department or Regulatory Authority enforces, or the internal policies and procedures of the Company or its Subsidiaries, (ii) threatening to revoke any license, franchise, permit or governmental authorization which is material to the Condition of the Company or any of its Subsidiaries, (iii) requiring or threatening to require the Company or any of its Subsidiaries, or indicating that the Company or any of its Subsidiaries may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement restricting or limiting or purporting to restrict or limit in any manner the operations of the Company or any of its Subsidiaries, including, without limitation, any restriction on the payment of dividends, or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit in any manner the operations of the Company or any of its Subsidiaries, including, without limitation, any restriction on the payment of dividends (any such notice, communication, memorandum, agreement or order described in this sentence being herein referred to as a "Regulatory Agreement").

         (c) Since January 1, 1995, neither the Company nor any of its Subsidiaries has been a party to any effective Regulatory Agreement.

         (d)  Neither the  Company  nor any of its  Subsidiaries  is required by
Section 32 of the Federal Deposit Insurance Act to give prior notice to a federal banking agency of the proposed addition of an individual to the Company Board or the employment of an individual as a senior executive officer.

         Section  5.12   Employee Benefit Plans.

         (a) The Company has delivered to Sterling prior to the execution of this Agreement true and complete copies (and, in the case of each material plan, financial data with respect thereto) of all pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus or other incentive plans, all other employee programs, arrangements or agreements, all material medical, vision, dental or other health plans, all life insurance plans and all other material employee benefit plans or fringe benefit plans, including, without limitation, all "employee benefit plans" as that term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), whether or not terminated, and trust agreements and insurance contracts under or with respect to which the Company or any of its Subsidiaries has or could have any liability, contingent, secondary or otherwise (collectively, the "Company Benefit Plans"). Any of the Company Benefit Plans which is an "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA, is referred to herein as a "Company ERISA Plan". Any of the Company Benefit Plans pursuant to which the Company is or may become obligated to, or obligated to cause any of its Subsidiaries or any other Person to, issue, deliver or sell shares of capital stock of the Company or any of its Subsidiaries, or grant, extend or enter into any option, warrant, call, right, commitment or agreement to issue, deliver or sell shares, or any other interest in respect of capital stock of the Company or any of its Subsidiaries, is referred to herein as a "Company Stock Plan". No Company Benefit Plan is or has been a multi-employer plan within the meaning of
Section 3(37) of ERISA. The Company has set forth in Section 5.12 of the Company Disclosure Schedule (i) a list of all of the Company Benefit Plans, (ii) a list of the Company Benefit Plans that are Company ERISA Plans, (iii) a list of the Company Benefit Plans that are Company Stock Plans and (iv) a list of the number of shares covered by, exercise prices for, and holders of, all stock options granted and available for grant under Company Stock Plans.

         (b) From their inception, all the Company Benefit Plans have been and are in compliance with the applicable terms of ERISA and the Code and any other applicable laws, rules and regulations, including the terms of such plans, the breach or violation of which, individually or in the aggregate, could reasonably be expected to result in a Company Material Adverse Effect.

         (c) All liabilities (contingent or otherwise) under any Company Benefit Plan are fully accrued or reserved against in the Company Financial Statements in accordance with GAAP. No Company ERISA Plan is or has ever been subject to Title IV of ERISA or Section 412 of the Code.

         (d) Neither the Company nor any of its Subsidiaries has any obligations for retiree health or other welfare benefits under any Company Benefit Plan or otherwise. There are no restrictions on the rights of the Company or its Subsidiaries to unilaterally amend or terminate any such Company Benefit Plan at any time without incurring any material liability thereunder.

         (e) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including, without limitation, severance, golden parachute or otherwise) becoming due to any person under any Company Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any Company Benefit Plan or (iii) result in any acceleration of the time of payment or vesting of any such benefits. No amounts payable under any Company Benefit Plan will be nondeductible pursuant to either Section 280G or 162(m) of the Code.

         Section 5.13 Commitments and Contracts.  Except as set forth in Section
5.13 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party or subject to, or has amended or waived any rights under, any of the following (whether written or oral, express or implied):

         (a)  any   employment   contract  or   understanding   (including   any
understandings or obligations with respect to severance or termination pay liabilities or fringe benefits) with any Employee, including in any such person's capacity as a consultant (other than those which either (i) are terminable at will by the Company or such Subsidiary without requiring any payment by the Company or (ii) do not involve payments with a present value of more than $10,000 individually or $50,000 in the aggregate by the Company or such Subsidiary during the remaining term thereof (without giving effect to extensions or renewals of the existing term thereof) which payments may be made at the election or with the consent or concurrence of the Company;

         (b)      any labor contract or agreement with any labor union;

         (c) any contract not made in the usual, regular and ordinary course of business containing non-competition covenants which limit the ability of the Company or any of its Subsidiaries to compete in any line of business or which involve any restriction of the geographical area in which the Company or any of its Subsidiaries may carry on its business (other than as may be required by law or applicable Regulatory Authorities);

         (d) any other contract or agreement for which the Company or any Subsidiary was or is required to obtain the approval of any Regulatory Authority prior to becoming bound or to consummating the transactions contemplated thereby;

         (e) any real property lease with annual rental payments aggregating $5,000 or more;

         (f) any contract requiring the payment of any penalty, termination or other additional amounts as "change of control" payments or otherwise as a result of the transactions contemplated by this Agreement, or providing for the vesting or accrual of benefits or rights upon a "change of control" or otherwise as a result of the transactions contemplated by this Agreement;

         (g) any contract providing for the payment of any liquidated damages or other penalties aggregating $5,000 or more;

         (h) any agreement with respect to (i) the acquisition of any bank, bank branch or other assets or stock of another financial institution or any other Person or (ii) the sale of one or more bank branches; or

         (i)  any  outstanding   interest  rate  exchange  or  other  derivative
contracts.

         Section 5.14 Material Contract Defaults. Except as set forth in Section
5.14 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is, or has received any notice or has any knowledge that any party is, in breach, violation or default in any respect under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or the assets, business or operations thereof may be bound or affected or under which it or its respective assets, business or operations receives benefits, except for those breaches, violations or defaults which would not have, individually or in the aggregate, a Company Material Adverse Effect; and there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a default.

         Section 5.15 Legal Proceedings. Except as set forth in Section 5.15 of the Company Disclosure Schedule, there are no claims or charges filed with, or proceedings or investigations by, Regulatory Authorities or actions or suits instituted or pending or, to the knowledge of the Company's management, threatened against the Company or any of its Subsidiaries, or against any property, asset, interest or right of any of them, that might reasonably be expected to result in a judgment in excess of $10,000 or that might reasonably be expected to threaten or impede the consummation of the transactions contemplated by this Agreement. Neither the Company nor any of its Subsidiaries is a party to any agreement or instrument or is subject to any charter or other corporate restriction or any Law or Order that, individually or in the aggregate, might reasonably be expected to have a Company Material Adverse Effect or might reasonably be expected to threaten or impede the consummation of the transactions contemplated by this Agreement.

         Section 5.16 Absence of Certain Changes or Events. Since January 1, 1995, except (i) as disclosed in any Regulatory Reporting Document filed since January 1, 1995 and prior to the date hereof or (ii) as set forth in Section
5.16 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has (A) incurred any liability which has had a Company Material Adverse Effect, (B) suffered any change in its Condition which would have a Company Material Adverse Effect, other than changes after the date hereof which affect the banking industry as a whole, (C) failed to operate its business consistent in all material respects in the ordinary course in accordance with past practice or (D) changed any accounting practices.

         Section 5.17 Reports. Since January 1, 1995, the Company and each of its Subsidiaries have filed on a timely basis all reports and statements, together with all amendments required to be made with respect thereto (collectively "Reports"), that they were required to file with any Regulatory Authority. No Regulatory Reporting Document with respect to periods beginning on or after January 1, 1995, contained any information that was false or misleading with respect to any material fact or omitted to state any material fact necessary in order to make the statements therein not misleading.

         Section 5.18 Insurance. The Company and each of its Subsidiaries are presently insured, and during each of the past four calendar years have been insured, for reasonable amounts against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured. To the knowledge of the Company's management, the policies of fire, theft, liability (including directors and officers liability insurance) and other insurance set forth in Section 5.18 of the Company Disclosure Schedule and maintained with respect to the assets or businesses of the Company and its Subsidiaries provide adequate coverage against all pending or threatened claims, and the fidelity bonds in effect as to which any of the Company or any of its Subsidiaries is a named insured are sufficient for their purpose.

         Section 5.19 Labor. No material work stoppage involving the Company or its Subsidiaries is pending or, to the knowledge of the Company's management, threatened. Neither the Company nor any of its Subsidiaries is involved in, or, to the knowledge of the Company's management, threatened with or affected by, any labor or other employment-related dispute, arbitration, lawsuit or administrative proceeding. Employees of the Company and its Subsidiaries are not represented by any labor union, and, to the knowledge of the Company's management, no labor union is attempting to organize employees of the Company or any of its Subsidiaries.

         Section 5.20 Material Interests of Certain Persons. Except as set forth in Section 5.20 of the Company Disclosure Schedule, no officer or director of the Company, or any "associate" (as such term is defined in Rule 14a-1 under the Exchange Act) of any such officer or director, has any interest in any contract or property (real or personal), tangible or intangible, used in or pertaining to the business of the Company or any of its Subsidiaries.

         Section 5.21 Registration Obligations. Neither the Company nor any of its Subsidiaries is under any obligation, contingent or otherwise, presently in effect or which will survive the Merger by reason of any agreement to register any of its securities under the Securities Act.

         Section 5.22 Brokers and Finders. Neither the Company nor any of its Subsidiaries nor any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder's fees, and no broker or finder has acted directly or indirectly for the Company or any of its Subsidiaries in connection with this Agreement or the transactions contemplated hereby.

         Section 5.23 State Takeover Laws. The transactions contemplated by this Agreement are exempt from any applicable charter or contractual provision containing change of control or anti-takeover provisions and, to the knowledge of the Company, from any applicable state takeover law.

         Section 5.24 Environmental Matters. To the knowledge of the Company, neither the Company, any of its Subsidiaries, nor any properties owned or operated by the Company or any of its Subsidiaries or held as collateral by any of its Subsidiaries has been or is in violation of or liable under any Environmental Law (as hereinafter defined), except for such violations or liabilities that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect. Except as set forth in Section 5.24 of the Company Disclosure Schedule, none of which could be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect, there are no actions, suits or proceedings, or demands, claims, notices or investigations (including without limitation notices, demand letters or requests for information from any environmental agency) instituted or pending, or to the knowledge of the Company's management, threatened relating to the liability of any properties owned or operated by the Company or any of its Subsidiaries under any Environmental Law.

         "Environmental Law" means any federal, state, local or foreign law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any Regulatory Authority relating to (i) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (ii) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of any substance presently listed, defined, designated or classified as hazardous, toxic radioactive or dangerous, or otherwise regulated, whether by type or by quantity, including any material containing any such substance as a component.

         Section 5.25 Company Action. The Company Board, at a meeting duly called and held on January 27, 1999, unanimously (a) determined that the Merger is fair to and in the best interests of the Company and its stockholders, (b) approved this Agreement and the Merger in accordance with the TBCA, (c) resolved to recommend approval and adoption of this Agreement and the Merger and the other transactions contemplated hereby by the Company's stockholders and (d) directed that this Agreement and the Merger be submitted to the Company's stockholders for approval.

         Section  5.26   Software.

         (a) The Company owns all right, title and interest in and to, or holds valid licenses or sub-licenses to use, all of the computer software used by the Company in its operations, free and clear of any liens, claims or encumbrances of any kind or nature (excluding the rights of the owner or licensor in the case of software licensed or sub-licensed by the Company from others). Except as specified on Schedule 5.26, all computer software owned by the Company was developed by the Company entirely through its own efforts and for its own account. The use by the Company of computer software licensed to the Company from third parties (including the sublicensing of such licensed software to customers) does not violate the terms of the respective license agreements with respect to such licensed software.

         (b) No director, officer or employee of the Company owns, directly or indirectly, in whole or in part, any computer software or other intellectual property right which the Company is using or which is necessary for the business of the Company as now conducted.

         Section  5.27   Year 2000 Compliance.

         (a) The Company has (i) initiated a review and assessment of all areas within its and each of the Subsidiaries' business and operations (including those affected by suppliers, vendors and customers) that could be adversely affected by the "Year 2000 Problem" (that is, the risk that computer applications used by the Company or any of the Subsidiaries (or suppliers, vendors and customers) that are material to the Company's or any of the Subsidiaries' business or operations may be unable to recognize and perform properly date-sensitive functions involving certain dates on and after January 1, 2000), (ii) developed a plan and timeline for addressing the Year 2000 Problem on a timely basis, and (iii) to date, implemented that plan in accordance with that timetable. Based on the foregoing, the Company believes that all computer applications (including those of its suppliers, vendors and customers) that are material to its or any of its Subsidiaries' business and operations are reasonably expected on a timely basis to be able to perform properly date-sensitive functions for all dates before and after January 1, 2000 except to the extent that a failure to do so could not reasonably be expected to have Company Material Adverse Effect.


         (b) The Company and its Subsidiaries have followed the procedures set forth in, and have taken and will continue to take all actions required by, the FFIEC Safety and Soundness Guidelines Concerning the Year 2000 Business Risk (the "Year 2000 Guidelines") to ensure that all computer software owned by or licensed to the Company is fully compliant with the Year 2000 Guidelines.

         (c) Neither the Company nor any of its Subsidiaries has received a regulatory rating of less than satisfactory from any Regulatory Authority with respect to any review of its compliance with the Year 2000 Guidelines or the adequacy of its Year 2000 planning efforts.


                                   ARTICLE VI

                               REPRESENTATIONS AND
                             WARRANTIES OF STERLING

         Each of Sterling and Bancorporation represent and warrant to the Company as follows:

         Section  6.01   Organization, Standing and Authority.

         (a) Sterling is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas. Bancorporation is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Sterling and Bancorporation is duly qualified to do business and in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be duly qualified would have a material adverse effect on the Condition of Sterling and its Subsidiaries taken as a whole or on the ability of Sterling or Bancorporation to consummate the transactions contemplated hereby (a "Sterling Material Adverse Effect"). Each of Sterling and Bancorporation has all requisite corporate power and authority to carry on its business as now conducted and to own, lease and operate its assets, properties and business, and to execute and deliver this Agreement and perform the terms of this Agreement. Each of Sterling and Bancorporation is duly registered as a bank holding company under the BHCA. Each of Sterling and Bancorporation has in effect all Authorizations necessary for it to own or lease its properties and assets and to carry on its business as now conducted, except for those Authorizations the absence of which, either individually or in the aggregate, would not have a material adverse effect on the Condition of Sterling and its Subsidiaries on a consolidated basis.

         Section  6.02   Sterling and Bancorporation Capital Stock.

         (a) The authorized capital stock of Sterling consists of 50,000,000 shares of Sterling Common Stock and 1,000,000 shares of preferred stock, par value $1.00 per share (the "Sterling Preferred Stock"). As of December 31, 1998 there were outstanding 23,876,267 shares of Sterling Common Stock and 138,733 shares of Sterling Preferred Stock and no other shares of capital stock of any class. The authorized capital stock of Bancorporation consists of 1,000 shares of common stock, par value $0.01 per share, of which 1,000 shares are issued and outstanding and owned by Sterling. All of the issued and outstanding shares of Sterling Common Stock and Bancorporation capital stock are duly and validly issued and outstanding and are fully paid and nonassessable.

         (b) The shares of Sterling Common Stock to be issued in exchange for shares of Company Common Stock in the Merger, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable.

         Section 6.03 Authorization of Merger and Related Transactions.

         (a) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action in respect thereof on the part of each of Sterling and Bancorporation, to the extent required by applicable law. This Agreement represents a valid and legally binding obligation of each of Sterling and Bancorporation, enforceable against Sterling and Bancorporation in accordance with its terms except as such enforcement may be limited by the Remedies Exception.

         (b) Neither the execution and delivery of this Agreement by Sterling or Bancorporation, the consummation by Sterling or Bancorporation of the transactions contemplated hereby nor compliance by Sterling or Bancorporation with any of the provisions hereof will (i) conflict with or result in a breach of any provision of Sterling's Articles of Incorporation or bylaws or the Certificate of Incorporation or bylaws of Bancorporation, (ii) constitute or result in a breach or violation of any term, condition or provision of, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any Lien upon any property or assets of Sterling or Bancorporation pursuant to any note, bond, mortgage, indenture, license, agreement, lease or other instrument or obligation to which it is a party or by which it or any of its properties or assets may be subject, and that would, individually or in the aggregate, have a Sterling Material Adverse Effect or (iii) subject to receipt of the requisite approvals referred to in Section 9.01(c) of this Agreement, violate any order, writ, injunction, decree, statute, rule or regulation applicable to Sterling or Bancorporation or any of its properties or assets.

         Section 6.04 Financial Statements. Sterling has delivered to the Company copies of the audited consolidated balance sheets and the related audited consolidated statements of income, consolidated statements of stockholders' equity and consolidated statements of cash flows (including related notes and schedules) of Sterling and its consolidated Subsidiaries as of and for the periods ended December 31, 1996 and December 31, 1997, and its unaudited consolidated balance sheet at September 30, 1998, and the related unaudited consolidated statements of income, stockholders' equity and cash flows for the nine months then ended and included in its annual report filed on Form 10-K for the year ended December 31, 1997 and its quarterly report filed on Form 10-Q for the quarter ended September 30, 1998, respectively, filed by Sterling pursuant to the Exchange Act and the rules and regulations of the SEC promulgated thereunder (collectively, the "Sterling Financial Statements"). The Sterling Financial Statements (as of the dates thereof and for the periods covered thereby) (A) are in accordance with the books and records of Sterling and its consolidated Subsidiaries, which are complete and accurate in all material respects and which have been maintained in accordance with good business practices, and (B) present fairly the consolidated financial position and the consolidated statements of income, changes in shareholders' equity and cash flows of Sterling and its Subsidiaries as of the dates and for the periods indicated, in accordance with GAAP, subject in the case of unaudited interim financial statements to normal recurring year-end adjustments and except for the absence of certain footnote information in the unaudited interim financial statements.

         Section 6.05 Sterling SEC Reports. Since January 1, 1994, Sterling has filed on a timely basis all reports and statements, together with all amendments required to be made with respect thereto and, that as an issuer it is required to file with the SEC pursuant to the Exchange Act (the "Sterling SEC Reports"). No Sterling SEC Report with respect to periods beginning on or after January 1, 1994 and until the Closing contained or will contain any information that was false or misleading with respect to any material fact or omitted or will omit to state any material fact necessary in order to make the statements therein not misleading.

         Section 6.06 Regulatory Matters. Neither Sterling nor any of its Subsidiaries has taken or agreed to take any action or has any knowledge of any fact or circumstance that would materially impede or delay receipt of any approval referred to in Section 9.0l(b).

         Section 6.07 Legal Proceedings. Except as set forth in Section 6.07 of the Sterling Disclosure Schedule, there are no claims or charges filed with, or proceedings or investigations by, Regulatory Authorities or actions or suits instituted or pending or, to the knowledge of Sterling's management, threatened against Sterling or any of its Subsidiaries, or against any property, asset, interest or right of any of them, that might reasonably be expected to result in a judgment in excess of $100,000 or that might reasonably be expected to threaten or impede the consummation of the transactions contemplated by this Agreement. Neither Sterling nor any of its Subsidiaries is a party to any agreement or instrument or is subject to any charter or other corporate restriction or any Law or Order that, individually or in the aggregate, might reasonably be expected to have a Sterling Material Adverse Effect or might reasonably be expected to threaten or impede the consummation of the transactions contemplated by this Agreement.

         Section 6.08 Brokers and Finders. Neither Sterling, Bancorporation nor any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder's fees, and no broker or finder has acted directly or indirectly for Sterling or Bancorporation in connection with this Agreement or the transactions contemplated hereby.


                                   ARTICLE VII

                            CONDUCT OF THE COMPANY'S
                                    BUSINESS

         Section 7.01 Conduct of Business Prior to the Effective Time. During the period from the date of this Agreement to the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, (i) conduct its business in the usual, regular and ordinary course consistent with past practice and (ii) use its best efforts to maintain current customer relationships and preserve intact its business organization, employees, advantageous business relationships and retain the services of its officers and key Employees.

         Section 7.02 Forbearances. During the period from the date of this Agreement to the Effective Time, the Company shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Sterling (and the Company shall provide Sterling with prompt notice of any events referred to in this Section 7.02 occurring after the date hereof):

         (a) other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money (other than short-term indebtedness incurred to refinance short-term indebtedness and indebtedness of the Company or any of its Subsidiaries to the Company or any of its Subsidiaries; it being understood and agreed that incurrence of indebtedness in the ordinary course of business shall include, without limitation, the creation of deposit liabilities, purchases of federal funds, and sales of certificates of deposit), assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person, or make any loan or advance other than in the ordinary course of business consistent with past practice;

         (b) adjust, split, combine or reclassify any capital stock; make, declare or pay any dividend (other than cash dividends payable in each of March, 1999 and June, 1999 by Houston Commerce Bank to the Company, which dividends (i) shall be used by the Company to pay the interest due on March 31, 1999 and June 30, 1999 on that certain Term Note dated October 14, 1998 in the original principal amount of $3.0 million payable by the Company to U.S. Bank National Association and (ii) shall each be in an amount equal to the interest payment due on such Term Note but not to exceed $40,000) or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock, grant any stock options or stock awards, or grant any Person any right to acquire any shares of its capital stock; or issue any additional shares of capital stock (except upon exercise of Company Options as provided in Section 3.03), or any securities or obligations convertible into or exchangeable for any shares of its capital stock;

         (c) sell, transfer, mortgage, encumber or otherwise dispose of any of its properties or assets to any Person, or cancel, release or assign any indebtedness to such Person or any claims held by any such Person, except in the ordinary course of business consistent with past practice or pursuant to contracts or agreements in force at the date of this Agreement;

         (d) make any material investment (other than trades in investment securities in the ordinary course) either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other Person;

         (e) enter into, terminate or fail to exercise any material right under, any contract or agreement involving annual payments in excess of $10,000 and which cannot be terminated without penalty upon 30 days' notice, or make any change in, or extension of (other than automatic extensions) any of its leases or contracts involving annual payments in excess of $10,000 and which cannot be terminated without penalty upon 30 days' notice;

         (f) modify the terms of any Company Benefit Plan (including any severance pay plan) or increase or modify in any manner the compensation or fringe benefits of any of its Employees or pay any pension or retirement allowance not required by any existing plan or agreement to any such Employees, or become a party to, amend or commit itself to any pension, retirement, profit-sharing or welfare benefit plan or agreement or employment agreement with or for the benefit of any Employee other than routine adjustments in compensation and fringe benefits in the ordinary course of business consistent with past practice or accelerate the vesting of any stock options or other stock-based compensation;

         (g) settle any claim, action or proceeding involving the payment of money damages in excess of $10,000;

         (h)      amend its Articles of Incorporation or its bylaws;

         (i) fail to maintain its Regulatory Agreements, material Authorizations or to file in a timely fashion all federal, state, local and foreign Tax Returns;

         (j) make any capital expenditures of more than $10,000 individually or $50,000 in the aggregate;

         (k) fail to maintain or administer each Company Benefit Plan in accordance with applicable Law or timely make all contributions or accruals required thereunder in accordance with GAAP;

         (l) issue any additional shares of the Company's capital stock, except upon exercise of Company Options as provided in Section 3.03;

         (m) take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Article IX not being satisfied or in a violation of any provision of this Agreement, except, in every case, as may be required by applicable law;

         (n) change any methods or policies of accounting from those used in the Company Financial Statements;

         (o) take any action which would prevent the Merger from being accounted for as a pooling of interests in accordance with APB Opinion 16; or

         (p) agree, or make any commitment, to take, in writing or otherwise, any of the actions described in clauses (a) through (o) of this Section 7.02.

                                  ARTICLE VIII

                              ADDITIONAL AGREEMENTS

         Section  8.01   Access and Information.

         (a) During the period from the date of this Agreement through the Effective Time, (i) the Company shall, and shall cause its Subsidiaries to, afford Sterling and its accountants, counsel and other representatives full access during normal business hours to the properties, books, contracts, Tax Returns, Reports, commitments and records of the Company and its Subsidiaries at any time, and from time to time, for the purpose of conducting any review or investigation reasonably related to this Agreement or the Merger, and the Company and its Subsidiaries will cooperate fully with all such reviews and investigations provided that Sterling provides the Company with reasonable notice of Sterling's on-site visits and that Sterling does not unreasonably interfere with the business operations of the Company during the course of such visits, and (ii) Sterling shall upon reasonable notice make personnel and copies of its SEC reports and other information reasonably related to Sterling's operations or financial performance available to the Company and its advisors for purposes of any review or report to the Company Board in evaluating the Merger.

         (b) During the period from the date of this Agreement through the Effective Time, the Company shall furnish to Sterling (i) all Reports which are filed after the date hereof promptly upon the filing thereof, (ii) a copy of each Tax Return filed by it after the date hereof, and (iii) monthly and other interim financial statements in the form prepared by the Company for its internal use. During this period, the Company shall notify Sterling promptly of any material change in the Condition of the Company or any of its Subsidiaries.

         (c) Notwithstanding the foregoing provisions of this Section 8.01, no investigation by any party hereto made heretofore or hereafter shall affect the representations and warranties of the other parties which are contained herein and each such representation and warranty shall survive such investigation.

         (d) Sterling agrees that it will keep confidential any information furnished to it by the Company in connection with the transactions contemplated by this Agreement which is reasonably designated as confidential at the time of delivery, except to the extent that such information (i) was already known to Sterling and was received from a source other than the Company or any of its Subsidiaries, directors, officers, employees or agents, (ii) thereafter was lawfully obtained from another source or was publicly disclosed by the Company or its agent or representative, or (iii) is required to be disclosed to any Regulatory Authority, or is otherwise required to be disclosed by law. Sterling agrees not to use such confidential information, and to implement safeguards and procedures that are reasonably designed to prevent such confidential information from being used, for any purpose other than in connection with the transactions contemplated by this Agreement. Upon any termination of this Agreement, Sterling will return to the Company or will destroy all documents furnished Sterling for its review and all copies of such documents made by Sterling. The Company agrees to keep confidential, in accordance with the provisions of this clause
(d), any information furnished to it by Sterling in connection with transactions contemplated by this Agreement that is reasonably designated as confidential at the time of delivery.

         (e) The Company shall cooperate, and shall cause its Subsidiaries, accountants, counsel and other representatives to cooperate, with Sterling and its accountants, counsel and other representatives, in connection with the preparation by Sterling of any applications and documents required to obtain the Approvals which cooperation shall include providing all information, documents and appropriate representations as may be necessary in connection therewith and, when requested by Sterling, preparing and filing regulatory applications.

         (f) From and after the date of this Agreement, each of Sterling and the Company shall use reasonable commercial efforts to satisfy or cause to be satisfied all conditions to their respective obligations under this Agreement. While this Agreement is in effect, neither Sterling nor the Company shall take any actions, or omit to take any actions, which would cause this Agreement to become unenforceable in accordance with its terms.

         Section  8.02   Registration Statement; Proxy Statement.

         (a) As promptly as practicable after the execution of this Agreement, the Company shall (i) prepare and mail to its stockholders and (ii) if required by applicable law file with the appropriate Regulatory Authorities a proxy or information statement (the "Proxy Statement") relating to the Company Stockholders' Meeting. Sterling shall furnish all information concerning Sterling and its Affiliates as the Company may reasonably request in connection with and the preparation of the Proxy Statement. The Company shall give Sterling and its counsel the opportunity to review the Proxy Statement and each document to be incorporated by reference therein.

         (b) Unless otherwise required pursuant to the applicable fiduciary duties of the Company Board (as determined in good faith by the Company Board based upon the advice of its outside counsel), no amendment or supplement to the Proxy Statement will be made by the Company without the approval of Sterling, which approval shall not be unreasonably withheld.

         (c) The information supplied by the Company for inclusion in the Proxy Statement shall not, at (i) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of the Company and (ii) the time of the Company Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading.

         (d) The information supplied or to be supplied by Sterling for inclusion in the Proxy Statement will not, at the time it is supplied to the Company, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein not misleading.

         (e) The shares of Sterling Common Stock to be issued as the Merger Consideration will be issued under Sterling's effective shelf registration statement on Form S-4 (Registration No. 333-46345) ("Registration Statement") under the Securities Act. Rule 145 under the Securities Act will be available to the Company stockholders that receive these shares of Sterling Common Stock under Article III to sell these shares without further registration under the Securities Act. As of its effective date, the Registration Statement complied as to form in all material respects with the applicable requirements of the Securities Act. The prospectus (the "Prospectus"), included in the Registration Statement, at the time of delivery to Company stockholders and at the time of the Company Stockholders Meeting, has complied and will comply as to form in all material respects with the applicable requirements of the Securities Act. The Registration Statement and Prospectus do not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

         Section 8.03 Press Releases. Prior to the public dissemination of any press release or other public disclosure of information about this Agreement, the Merger or any other transaction contemplated hereby, the parties to this Agreement shall mutually agree as to the form and substance of such release or disclosure, except as otherwise provided by applicable law or by rules of the Nasdaq Stock Market.

         Section 8.04 Notice of Defaults. The Company shall promptly notify Sterling of (i) any material change in its business, operations or prospects,
(ii) any complaints, investigations or hearings (or communications indicating that the same may be contemplated) of any Regulatory Authority, (iii) the institution or the threat of any material litigation against the Company, or
(iv) any event or condition that might be reasonably expected to cause any of its representations, warranties or covenants set forth herein not to be true and correct as of the Effective Time. For purposes of this Section 8.04, the term material litigation shall mean any claim involving $10,000 or more.

         Section 8.05 Miscellaneous Agreements and Consents; Affiliates Agreements. Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use its respective commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement as expeditiously as reasonably practicable, including, without limitation, using their respective commercially reasonable efforts to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby. Sterling and the Company shall, and shall cause each of their respective Subsidiaries to, use their commercially reasonable efforts to obtain consents of all third parties and Regulatory Authorities necessary or, in the reasonable opinion of Sterling or the Company, desirable for the consummation of the transactions contemplated by this Agreement including the Merger and the Bank Merger. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of Sterling shall be deemed to have been granted authority in the name of the Company to take all such necessary or desirable action. Without limiting the foregoing, the Company will take such actions as may be reasonably necessary to identity each of its "affiliates" for purposes of Rule 145 under the Securities Act and to cause each person so identified to deliver to Sterling prior to the Effective Time, a written agreement, substantially in the form of Annex B to this Agreement, providing that such person shall not sell, pledge, transfer or otherwise dispose of any Sterling Common Stock to be received by such person as part of the Merger
Consideration except in compliance with the applicable provisions of the Securities Act and applicable SEC rules and in compliance with applicable SEC rules and regulations and GAAP regarding treatment of the Merger as a "pooling of interest" for accounting purposes. For a period of not less than two years after the date hereof (or such shorter period of time as may be applicable for such "affiliates" to sell shares of Sterling Common Stock in accordance with Rule 144 under the Securities Act), Sterling will continue to file in a timely manner all reports required to be filed by it pursuant to Section 13 and Section 15(d) of the Exchange Act.

         Section  8.06   Indemnification.

         (a) Sterling shall indemnify, defend and hold harmless the directors, officers, employees, and agents of the Company and its Subsidiaries (each, an "Indemnified Party") against all losses, expenses (including reasonable attorneys' fees), claims, damages or liabilities and amounts paid in settlement arising out of actions or omissions or alleged acts or omissions occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement) to the full extent permitted under the TBCA and by the Company's Articles of Incorporation and bylaws as in effect on the date hereof, including provisions relating to advances of expenses incurred in the defense of any proceeding to the full extent permitted by the TBCA upon receipt of any undertaking required by the TBCA, except that the right to indemnification shall not arise in those instances in which the party seeking indemnification has participated in the breach of any covenant or agreement contained herein or knowingly caused any representation or warranty of the Company contained herein to be false or inaccurate in any respect and the claim arises principally from such breach or the falsity or inaccuracy of such representation or warranty. Without limiting the foregoing, in any case in which a determination by Sterling is required to effectuate any indemnification, Sterling shall direct, at the election of the Indemnified Party, that the determination shall be made by independent counsel mutually agreed upon between Sterling and the Indemnified Party.

         (b) Sterling shall use its commercially reasonable efforts (and the Company shall cooperate prior to the Effective Time in these efforts) to maintain in effect for a period of four years after the Effective Time the Company's existing directors' and officers' liability insurance policy (provided that Sterling may substitute therefor (i) policies of at least the same coverage and amounts containing terms and conditions which are substantially no less advantageous in the aggregate or (ii) with the consent of the Company given prior to the Effective Time, any other policy) with respect to claims arising from facts or events which occurred prior to the Effective Time and covering persons who are currently covered by such insurance; provided, however, that Sterling shall not be obligated to make premium payments for such four-year period in respect of such policy (or coverage replacing such policy) which exceed, for the portion related to the Company's directors and officers, 100% of the annual premium payments on the Company's current policy in effect as of the date of this Agreement (the "Maximum Amount"). If the amount of the premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, Sterling shall use its commercially reasonable efforts to maintain the most advantageous policies of directors' and officers' liability insurance obtainable for a premium equal to the Maximum Amount.

         (c) If Sterling shall consolidate with or merge into any other person and shall not be the continuing or surviving person of such consolidation or merger or shall transfer all or substantially all of its assets to any person, then and in each case, proper provision shall be made so that the successors and assigns of Sterling shall assume the obligations set forth in this Section 8.06.

         (d) The provisions of this Section 8.06 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, and his or her heirs and representatives.

         (e) Sterling shall pay all expenses, including reasonable attorneys' fees, that may be incurred by any Indemnified Party in successfully enforcing the indemnity and other obligations provided for in this Section 8.06 if Sterling has been finally determined to have acted in bad faith in refusing such indemnity. The Indemnified Party shall pay all expenses, including reasonable attorneys' fees, incurred by Sterling if the indemnification or other obligations provided in this Section 8.06 are denied by a court of competent jurisdiction by final and nonappealable order.

         Section 8.07 Certain Change of Control Matters. From and after the date hereof, the Company shall take all action necessary so that none of the execution and delivery of this Agreement, the consummation of the Merger or the consummation of the other transactions contemplated hereby will increase any benefits otherwise payable under any Company Benefit Plan.

         Section 8.08 Employee Benefits. As soon as practicable following the Effective Time, Sterling shall provide generally to officers and employees of the Company and its Subsidiaries employee benefits, including without limitation health and welfare benefits, life insurance and vacation arrangements, on terms and conditions which when taken as a whole are substantially similar, in the good faith opinion of Sterling, to those provided from time to time by Sterling and its Subsidiaries to their similarly situated officers and employees. In that regard, such officers and employees of the Company shall be credited under the employee benefit plans of Sterling for their years of "eligibility service" and "vesting service" earned under the Company Benefit Plans as if such service had been earned with Sterling. Such officers and employees of the Company shall be credited with "benefit service" under the employee benefit plans of Sterling only with respect to their period of employment with Sterling and its Subsidiaries after the Effective Time in accordance with the terms and conditions of such employee benefit plans. As of the Effective Time, the employees and their dependents, if any, previously covered as of the Effective Time under the Company's health insurance plan shall be covered under Sterling's health insurance plan and, to the extent possible under the terms of Sterling's then current health insurance plan, will not be subject to any pre-existing condition limitations or exclusions, except those excluded under Sterling's health insurance plan. The Company's employees shall not be required to satisfy the deductible and employee payments required by Sterling's comprehensive medical and/or dental plans for the calendar year of the Effective Time to the extent of amounts previously credited during such calendar year under comparable plans maintained by the Company. Nothing in this Agreement shall operate or be construed as requiring Sterling or any of its Subsidiaries to continue to maintain or to terminate any Company Benefit Plan or any employee benefit plan of Sterling or to limit in any way Sterling's ability to amend any such plan.

         Section 8.09 Certain Actions. No party shall take any action which would adversely affect or delay the ability of either Sterling or the Company to obtain any necessary approvals of any Regulatory Authority or other governmental authority required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement.

         Section 8.10 No Solicitation. (a) Neither the Company nor any of its Subsidiaries shall, nor shall it authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its Subsidiaries to initiate, solicit, encourage (including by way of furnishing information), or take any other action to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any Acquisition Proposal (as defined herein), or enter into or maintain or continue discussions or negotiate with any person in furtherance of such inquiries or to obtain an Acquisition Proposal, or agree to or endorse any Acquisition Proposal, and the Company shall notify Sterling orally (within one business day) and in writing (as promptly as practicable), in reasonable detail, as to any inquiries and proposals which it or any of its Subsidiaries or any of their respective representatives or agents may receive; provided, however, that (i) the Company may furnish or cause to be furnished confidential and non-public information concerning the Company and its businesses, properties or assets to a third party (subject to execution by such third party of a confidentiality agreement containing confidentiality provisions substantially similar to those of the letter agreement entered into between the Company and Sterling dated January 27,
1999), (ii) following the execution of such a confidentiality agreement, the Company may engage in discussions or negotiations with a third party executing such an agreement, (iii) following receipt of an Acquisition Proposal, the Company may take and disclose to its stockholders a position with respect to such Acquisition Proposal, including, if such Acquisition Proposal is a tender offer, the Company's Board may take and disclose to the Company's stockholders a position contemplated by Rule 14e-2 under the Exchange Act, and/or (iv) following receipt of an Acquisition Proposal, the Company's Board may withdraw or modify its recommendation referred to in Section 5.25, but in each case referred to in the foregoing clauses (i) through (iv) only to the extent that the Company's Board shall conclude in good faith (on the basis of advice from outside counsel) that such action is required in order for the Company's Board to satisfy its fiduciary obligations under applicable law; provided, further, that the Company's Board shall not take any of the foregoing actions referred to in clauses (i) through (iv) until after reasonable notice to and consultation with Sterling with respect to such action and that the Company's Board shall continue to consult with Sterling after taking such action and, in addition, if the Company Board receives an Acquisition Proposal or any request for confidential and non-public information or for access to the properties, books or records of the Company or any Subsidiary for the purpose of making, or in connection with, an Acquisition Proposal, then the Company shall promptly inform Sterling as provided above of the terms and conditions of such proposal or request and the identity of the person making it. As used herein, the term "Acquisition Proposal" means: (x) any acquisition or purchase of a significant amount of the assets of the Company and its Subsidiaries on a consolidated basis, or any equity interest in the Company or any of its Subsidiaries or any take-over bid or tender offer (including an issuer bid or self-tender offer)
or exchange offer, merger, plan of arrangement, reorganization, consolidation, business combination, sale of substantially all of the assets, sale of securities, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries (other than the transactions contemplated by this Agreement) or any other transaction the consummation of which would or could reasonably be expected to impede, interfere with, prevent or materially delay the consummation of the Merger or which would or could reasonably be expected to materially dilute the benefits to Sterling and Bancorporation of the transactions contemplated hereby or (y) any proposal, plan or intention to do any of the foregoing either publicly announced or communicated to the Company or any agreement to engage in any of the foregoing. The Company will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. "Acquisition Transaction" means the transaction(s) by which an Acquisition Proposal is consummated. Nothing in this
Section 8.10 shall (A) permit the Company to terminate this Agreement or (B) permit the Company or any of its Subsidiaries to enter into any written agreement with respect to an Acquisition Proposal during the term of this Agreement (it being agreed that during the term of this Agreement neither the Company nor any of its Subsidiaries shall enter into any written agreement with any person that provides for, or in any way facilitates, an Acquisition Proposal, other than a confidentiality agreement in the form referred to above), it being understood that Section 10.01 sets forth the rights of the Company to terminate this Agreement.

         (b) Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the first sentence of Section 8.10(a) by any employee, officer or director or authorized employee, agent or representative of the Company or any of its Subsidiaries (including, without limitation, any investment banker, financial advisor, attorney or accountant or other representative retained by the Company or any of its Subsidiaries) or otherwise shall be deemed to be a breach of Section 8.10(a) by the Company.

         Section 8.11 Termination Fee. To compensate Sterling for entering into this Agreement, taking actions to consummate the transactions contemplated hereunder and incurring the costs and expenses related thereto and other losses and expenses, including foregoing the pursuit of other opportunities by Sterling, the Company and Sterling agree as follows:

         (a) Provided that neither Sterling nor Bancorporation shall be in material breach of its obligations under this Agreement (which breach has not been cured promptly following receipt of written notice thereof by the Company specifying in reasonable detail the basis of such alleged breach), the Company shall pay to Sterling the sum of $600,000 (the "Termination Fee"), plus reasonable out-of-pocket expenses, not in excess of $150,000 (including, without limitation, amounts paid or payable to banks and investment bankers, fees and expenses of counsel and printing expenses) (such expenses are hereinafter referred to as the "Expenses") incurred by Sterling or any of its Affiliates in connection with or arising out of the transactions contemplated by this Agreement, regardless of when those expenses are incurred, if this Agreement is terminated (i) by the Company under the provisions of Section 10.01(e), (ii) by either Sterling or the Company under the provisions of Section 10.01(f) due to the failure of the Company's stockholders to approve and adopt this Agreement and the Merger, if at the time of such failure to so approve and adopt this Agreement and the Merger there shall exist an Acquisition Proposal with respect to the Company and, within nine months of the termination of this Agreement, the Company enters into a definitive agreement with any third party with respect to any Acquisition Proposal with respect to the Company or (iii) by Sterling under the provisions of Section 10.01(g). Sterling shall provide the Company with an itemization of Expenses.

         (b) Any payment required by paragraph (a) of this Section 8.11 shall become payable within two business days after termination of this Agreement or, in the case of reimbursement to Sterling of the Expenses, promptly after (but in no event later than three business days following) delivery to the Company of the itemization of Expenses.

         (c) The Company  acknowledges  that the  agreements  contained  in this
Section 8.11 are an integral part of the transactions contemplated in this Agreement, and that, without these agreements, Sterling would not enter into this Agreement; accordingly, if the Company fails to promptly pay the Termination Fee or Expenses when due, the Company shall in addition thereto pay to Sterling all costs and expenses (including fees and disbursements of counsel) incurred in collecting such Termination Fee or Expenses, as the case may be, together with interest on the amount of the Termination Fee or Expenses (or any unpaid portion thereof) from the date such payment was required to be made until the date such payment is received by Sterling at the prime rate as reported in The Wall Street Journal as in effect from time to time during such period.

         Section 8.12 Accruals. Prior to the Effective Time and after consultation with Sterling, the Company shall, consistent with GAAP, make such changes and modifications to its loan, accrual and reserve policies and practices (including loan classification and allowance for credit losses levels) to conform such policies and practices with those presently followed by Sterling, including appropriate increases in its allowance for credit losses.

         Section 8.13 Certain Agreements. Neither the Company nor any Subsidiary (nor any of their agents or representatives) will waive any provision of any confidentiality or standstill or similar agreement to which it is a party without the prior written consent of Sterling, unless the Company Board or the board of directors of such Subsidiary concludes in good faith (based upon advice from outside counsel) that waiving such provision is necessary or appropriate in order for such board of directors to act in a manner which is consistent with its fiduciary obligations under applicable law. The Company will immediately advise Sterling of the termination or waiver of any confidentiality or standstill or similar agreement to which it is a party by the other party or parties to such agreement.

         Section 8.14 Notification; Updated Disclosure Schedules. The Company shall give prompt notice to Sterling, and Sterling or Bancorporation shall give prompt notice to the Company, of (i) any representation or warranty made by it in this Agreement becoming untrue or inaccurate in any respect, including, without limitation, as a result of any change in the Company Disclosure Schedule, or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

         Section 8.15 Nasdaq Listing. Sterling shall use its commercially reasonable efforts to have the shares of Sterling Common Stock to be issued to holders of Company Common Stock in the Merger included for quotation on the Nasdaq Stock Market prior to the Effective Time.

         Section 8.16 Future Board Representation. As soon as practicable following the Effective Time and subject to the Articles of Incorporation, as amended, and bylaws of Sterling, Sterling shall increase the size of its Board of Directors by one and shall appoint or nominate for election to the vacancy on the board of directors of Sterling created thereby one representative designated by the Company Board prior to the Effective Time (the "Company Designee"), subject to the reasonable approval of Sterling, to be elected as a director of Sterling to serve until 2000. Prior to the expiration of the initial term of office of the Company Designee, Sterling shall cause the Company Designee to be nominated for reelection to one additional term of not less than two years.

                                   ARTICLE IX

                              CONDITIONS TO MERGER

         Section 9.01 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each of Sterling, Bancorporation and the Company to effect the Merger and the other transactions contemplated hereby shall be subject to the fulfillment or waiver at or prior to the Effective Time of the following conditions:

         (a) The Company stockholders shall have approved and adopted all matters relating to this Agreement, the Merger and the transactions contemplated hereby and as required under the TBCA and the Company's Articles of Incorporation at the Company Stockholders' Meeting.

         (b) This Agreement, the Merger, the Bank Merger and the other transactions contemplated hereby shall have been approved by the Federal Reserve Board, the Commissioner, the FDIC and any other Regulatory Authorities whose approval is required for consummation of the transactions contemplated hereby and all applicable waiting periods shall have expired. No such approval or consent shall be conditioned or restricted in any manner (including requirements relating to the disposition of assets) which in the good faith judgment of Sterling would so adversely impact the economic or business benefits of the transactions contemplated by this Agreement that, had such condition or restriction been known, it would not have entered into this Agreement.

         (c) Neither Sterling, Bancorporation nor the Company shall be subject to any litigation which seeks any order, decree or injunction of a court or agency of competent jurisdiction to enjoin or prohibit the consummation of the Merger or the other transactions contemplated by this Agreement.

         (d) The shares of Sterling Common Stock issuable pursuant to the Merger shall have been approved for quotation on the Nasdaq Stock Market.

         (e) Deloitte & Touche LLP, independent public accountants for Sterling, shall have delivered a letter, dated the Closing Date, addressed to Sterling, in form and substance reasonably satisfactory to Sterling, to the effect that the Merger will qualify for pooling-of-interests accounting treatment if consummated in accordance with this Agreement.

         (f) Price WaterhouseCoopers LLP, independent public accountants for the Company, shall have delivered a letter, dated the Closing Date, addressed to the Company, in form and substance reasonably satisfactory to the Company, stating that no conditions exist that would preclude the Company from being a party to a merger accounted for as a pooling of interests.

         Section 9.02 Conditions to Obligations of The Company to Effect the Merger. The obligations of the Company to effect the Merger shall be subject to the fulfillment or waiver at or prior to the Effective Time of the following additional conditions:

         (a) Representations and Warranties. The representations and warranties of Sterling set forth in Article VI hereof shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time (as though made on and as of the Effective Time except to the extent such representations and warranties are by their express provisions made as of a specified date) and the Company shall have received a certificate signed by the chairman, president or other duly authorized officer of Sterling to that effect.

         (b) Performance of Obligations. Sterling shall have performed in all material respects all obligations required to be performed by it under this Agreement prior to the Effective Time, and the Company shall have received a certificate signed by the chairman, president or other duly authorized officer of Sterling to that effect and as to the absence of litigation as described in
Section 9.01(c).

         (c) Material Adverse Change. Prior to the Closing, there shall not have occurred any material adverse change in the Condition of Sterling and its Subsidiaries taken as a whole, nor shall any event have occurred which, with the lapse of time, may cause or create any material adverse change in the Condition of Sterling and its Subsidiaries taken as a whole in the reasonable and good faith judgment of the Company Board. The Company shall have received a certificate signed by the chairman and chief executive officer, president or other duly authorized officer of Sterling to that effect.

         (d) Tax Opinion. The Company shall have received an opinion of Bracewell & Patterson, L.L.P., counsel to the Company, to the effect that the Merger will constitute a reorganization within the meaning of Section 368 of the Code and no gain or loss will be recognized by the stockholders of the Company to the extent that they receive Sterling Common Stock in exchange for their Company Common Stock in the Merger.

         Section 9.03 Conditions to Obligations of Sterling and Bancorporation to Effect the Merger. The obligations of Sterling and Bancorporation to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following additional conditions:

         (a) Representations and Warranties. The representations and warranties of the Company set forth in Article V hereof shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time (as though made on and as of the Effective Time except to the extent such representations and warranties are by their express provisions made as of a specified date) and Sterling and Bancorporation shall have received a certificate signed by the senior chairman and chief executive officer, president or other duly authorized officer of the Company to that effect.

         (b) Performance of Obligations. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement prior to the Effective Time, and Sterling and Bancorporation shall have received a certificate signed by the senior chairman and chief executive officer, president or other duly authorized officer of the Company to that effect and as to the absence of litigation as described in Section 9.01(c).

         (c) Material Adverse Change. Prior to the Closing, there shall not have occurred any material adverse change in the Condition of the Company and any of its Subsidiaries, taken as a whole, nor shall any event have occurred which, with the lapse of time, may cause or create any material adverse change in the Condition of the Company and any of its Subsidiaries, taken as a whole, in the reasonable and good faith judgment of the Board of Directors of Sterling, and Sterling and Bancorporation shall have received a certificate signed by the senior chairman and chief executive officer, president or other duly authorized officer of the Company to that effect.

         (d) Opinion of Counsel. Sterling shall have received an opinion of Charles A. Vernon, counsel for the Company, addressed to Sterling and in form reasonably satisfactory to it (i) as to the validity of the approvals of the Merger by the Company Board and the stockholders of the Company and (ii) to the effect set forth in Section 9.02(d).

         (e) Dissenting Shares. The number of Dissenting Shares shall not exceed ten percent (10%) of the total issued and outstanding shares (as of the Effective Time) of Company Common Stock.

         (f)  David B.  Moulton,  the  Senior  Chairman  of the  Board and Chief
Executive Officer of the Company, shall have entered into a Consulting and Non-Competition Agreement with Sterling substantially in the form of Annex C to this Agreement.

                                    ARTICLE X

                                   TERMINATION

         Section 10.01 Termination. Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement, the Merger and the transactions contemplated hereby by the stockholders of the Company, this Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time:

         (a) by mutual consent of the Board of Directors of Sterling and the Company; or

         (b) by the Company Board or the Board of Directors of Sterling if (i) the Federal Reserve, the FDIC or the Commissioner has denied approval of the Merger or the Bank Merger and such denial has become final and nonappealable or has approved the Merger subject to conditions that in the judgment of Sterling would restrict it or its Subsidiaries or Affiliates in their respective spheres of operations and business activities after the Effective Time or (ii) the Effective Time does not occur by July 31, 1999, provided, however, that the right to terminate this Agreement under clause (ii) of this Section 10.01(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Effective Time to occur prior to such date; or

         (c) by Sterling (if it is not in breach of any of its obligations hereunder) pursuant to notice in the event of a breach or failure by the Company that would cause a failure of the conditions in Section 9.03, which breach or failure has not been, or cannot be, cured within 30 days after written notice of such breach is given to the Company; or

         (d) by the Company (if it is not in breach of any of its obligations hereunder) pursuant to notice in the event of a breach or failure by Sterling that would cause a failure of the conditions in Section 9.02, which breach or failure has not been, or cannot be, cured within 30 days after written notice of such breach is given to Sterling; or

         (e) by the Company if (i) there shall not have been a breach of any covenant or agreement on the part of the Company under this Agreement and (ii) prior to the Effective Time, the Company shall have received a bona fide Acquisition Proposal and the Company Board determines in its good faith judgment and in the exercise of its fiduciary duties, based as to legal matters on the written opinion of independent legal counsel and as to financial matters on the written opinion of an investment banking firm of national reputation, that such alternative Acquisition Proposal (if consummated pursuant to its terms) would result in an alternative Acquisition Transaction that is more favorable to the Company stockholders than the Merger ("Superior Proposal") and that the failure to terminate this Agreement and accept such alternative Acquisition Proposal would be inconsistent with the proper exercise of such fiduciary duties; provided, however, that termination under this clause (ii) shall not be deemed effective until payment of the Termination Fee and Expenses required by Section 8.11; or

         (f) by either Sterling or the Company, if the Merger and this Agreement shall fail to receive the requisite vote for approval and adoption at the Company Stockholders' Meeting;

         (g) by Sterling if the Company Board shall have (i) resolved to accept a Superior Proposal, or (ii) recommended to the stockholders of the Company that they tender their shares in a tender or exchange offer commenced by a third party or (iii) withdrawn or modified, in any manner that is adverse to Sterling or Bancorporation, its recommendation or approval of this Agreement or the Merger or recommended to the Company stockholders acceptance or approval of any alternative Acquisition Proposal, or shall have resolved to do the foregoing.

         (h) by the Company by a vote of a majority of the members of the Company Board, at any time during the two-day period commencing on the Determination Date, that both of the following conditions are satisfied: (i) the Average Closing Price of Sterling Common Stock as of the Determination Date is less than $12 (as adjusted for any stock splits or stock dividends effected after the date of this Agreement) and (ii) the Index as of the Determination Date is greater than 1,584.

         For purposes of this Section 10.01(h), the following terms shall have the meanings indicated:

         "Average Closing Price" shall mean the average of the daily closing sales prices of Sterling Common Stock on the Nasdaq Stock Market (as reported by The Wall Street Journal or, if not reported thereby, another authoritative source as chosen by Sterling) for the ten consecutive trading days in which such shares are quoted on the Nasdaq Stock Market ending at the close of trading on the Determination Date.

         "Determination Date" shall mean the later to occur of (i) the date on which the Federal Reserve Board (or its delegate) shall have issued its order approving the Merger and (ii) the date that the condition set forth in Section 9.01(a) is satisfied.

         "Index" shall mean the Nasdaq Stock Market Bank Composite Index.

         Section 10.02 Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 10.01, this Agreement shall become void and have no effect, except that (i) the provisions of this
Section 10.02 and Sections 8.01(d), 8.11 and 11.01 shall survive any such termination and abandonment; and (ii) no party shall be relieved or released from any liability arising out of an intentional breach of any provision of this Agreement.

         Section 10.03 Non-Survival of Representations, Warranties and Covenants. Except for Articles III and IV and Sections 8.06 and 11.01, none of the respective representations, warranties, obligations, covenants and agreements of the parties shall survive the Effective Time.

                                   ARTICLE XI

                               GENERAL PROVISIONS

         Section 11.01 Expenses. Except as provided in Section 8.11, each party hereto shall bear its own expenses incident to preparing, entering into and carrying out this Agreement and consummating the Merger, including, without limitation in the Company's case, all expenses related to the preparation, printing and mailing of the Proxy Statement.

         Section  11.02  Entire  Agreement;   Parties  in  Interest.  Except  as
otherwise expressly provided herein, this Agreement contains the entire agreement between the parties hereto with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors. Other than Section 8.06, nothing in this Agreement, expressed or implied, is intended to confer upon any individual, corporation or other entity (including, without limitation, any employee or stockholder of the Company), other than Sterling, Bancorporation and the Company or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

         Section 11.03 Amendments. To the extent permitted by law, this Agreement may be amended by a subsequent writing signed by each of Sterling, Bancorporation, and the Company; provided however, that the provisions hereof relating to the amount of the Merger Consideration shall not be amended after the Company Stockholders' Meeting without any requisite approval of the holders of the issued and outstanding shares of Company Common Stock entitled to vote thereon.

         Section 11.04 Waivers. Prior to or at the Effective Time, each of Sterling, Bancorporation, and the Company shall have the right to waive any default in the performance of any term of this Agreement by the other, to waive or extend the time for the compliance or fulfillment by any other party of any and all of such other party's obligations under this Agreement and to waive any or all of the conditions precedent to its obligations under this Agreement, except any condition which, if not satisfied, would result in the violation of any law or applicable governmental regulation.

         Section 11.05 No Assignment. Except as provided in Section 2.04, none of the parties hereto may assign any of its rights or delegate any of its obligations under this Agreement to any other person or entity without the prior written consent of the other parties to this Agreement.

         Section 11.06 Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by courier, by facsimile transmission, or by registered or certified mail, postage prepaid to the persons at the addressees set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

         Company:           B.O.A. Bancshares, Inc.
                            3100 Richmond Avenue
                            Houston, Texas 77098
                            Attention: David B. Moulton, Senior Chairman of
                                       the Board and Chief Executive Officer
                            Telecopy: (713) 520-5623

         With a copy to:    Charles A. Vernon
                            Law Offices of Charles A. Vernon
                            3120 Southwest Freeway, Suite 214
                            Houston, Texas 77098
                            Telecopy: (713) 528-3231

         Sterling and
         Bancorporation:    Sterling Bancshares, Inc.
                            15000 Northwest Freeway
                            Houston, Texas 77040
                            Attention: George Martinez, Chairman
                                       Michael A. Roy, Senior Vice President
                            Telecopy: (713) 849-5498

         With a copy to:    Andrews & Kurth L.L.P.
                            600 Travis, Suite 4200
                            Houston, Texas 77002
                            Attention: Dan A. Fleckman
                            Telecopy: (713) 238-7113

         Section 11.07 Specific Performance. The parties hereby acknowledge and agree that the failure of either party to fulfill any of its covenants and agreements hereunder, including the failure to take all such actions as are necessary on its part to cause the consummation of the Merger, will cause irreparable injury for which damages, even if available, will not be an adequate remedy. Accordingly, each party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of the other party's obligations and to the granting by any such court of the remedy of specific performance hereunder.

         Section 11.08 Governing Law. This Agreement shall in all respects be governed by and construed in accordance with the laws of the state of Texas applicable to contracts executed and to be performed in that state. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in any state or federal court sitting in Houston, Harris County, Texas.

         Section 11.09 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original but all of which together shall constitute one and the same instrument.

         Section 11.10 Captions. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

         Section 11.11 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Merger is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Merger be consummated as originally contemplated to the fullest extent possible.

         IN WITNESS WHEREOF, Sterling Bancorporation and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                                      STERLING BANCSHARES, INC.

                                      By:  /s/ George Martinez
                                           --------------------------------
                                           Name:    George Martinez
                                           Title:   Chairman

                                      STERLING BANCORPORATION, INC.

                                      By:  /s/ Michael A. Roy
                                           -------------------------------
                                           Name:    Michael A. Roy
                                           Title:   Vice President

                                      B.O.A. BANCSHARES, INC.

                                      By:  /s/ David B. Moulton
                                           -------------------------------
                                           Name:    David B. Moulton
                                           Title:   Senior Chairman of the Board

                                    ANNEX A

                         AGREEMENT AND IRREVOCABLE PROXY


                  This Agreement and Irrevocable Proxy, dated as of February __, 1999 (the "Agreement"), is by and between Sterling Bancshares, Inc., a Texas corporation ("Sterling"), and the party identified as the "Stockholder" on the signature page hereof (the "Stockholder").


                                R E C I T A L S:

                  WHEREAS, Sterling and B.O.A. Bancshares, Inc., a Texas corporation (the "Company"), propose to enter into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), providing, among other things, for the merger of the Company with and into a wholly owned subsidiary of Sterling in accordance with the terms and provisions of, and subject to the conditions set forth in, the Merger Agreement (the "Merger"); and

                  WHEREAS, the Stockholder is the owner, beneficially and of record, of the number of shares of Company Common Stock (the "Shares") identified on the signature page of this Agreement; and

                  WHEREAS, the Stockholder has agreed to vote the Shares in favor of the Merger at a special meeting of the stockholders of the Company for the purpose of approving and adopting the Merger Agreement and approving the Merger (the "Company Stockholders' Meeting");

                  NOW, THEREFORE, to induce Sterling to enter into the Merger Agreement and in consideration of the aforesaid and the representations, warranties, covenants and agreements set forth herein and in the Merger Agreement, including the benefits that the parties hereto expect to derive from the Merger, the receipt and sufficiency of all of which are hereby acknowledged by the parties, the parties hereto agree as follows:

                  1. Revocation of Prior Proxies. The Stockholder hereby revokes all previous proxies granted with respect to any of the Shares owned by the Stockholder that would conflict with the terms of the Proxy granted hereby.

                  2. Grant of Irrevocable Proxy. The Stockholder hereby irrevocably constitutes and appoints Sterling and George Martinez, Chairman of the Board and Chief Executive Officer of Sterling, and Michael A. Roy, Senior Vice President of Sterling, in their respective capacities as officers of Sterling, and any individual, who shall hereafter succeed to the office of Chairman of the Board and Chief Executive Officer or Senior Vice President, respectively, of Sterling, and each of them individually, as its true and lawful proxy and attorney-in-fact, with full power of substitution, for and in the name, place and stead of the Stockholder, to call and attend any and all meetings of the Company's stockholders, including the Company Stockholders' Meeting, at which the Merger is to be considered and voted upon by the

         Company's stockholders, and any adjournments thereof, to execute any and all written consents of stockholders of the Company and to vote all of the Shares and any and all shares of any other class of capital stock of the Company presently or at any future time owned beneficially or of record by the Stockholders, including any and all securities having voting rights issued or issuable in respect thereof, which the Stockholder is entitled to vote (all of the foregoing being collectively referred to as the "Subject Stock"), and to represent and otherwise act as the Stockholder could act, in the same manner and with the same effect as if the Stockholder were personally present, at any such annual, special or other meeting of the stockholders of Sterling (including the Company Stockholders' Meeting), and at any adjournment thereof (a "Meeting"), or pursuant to any written consent in lieu of meeting or otherwise; provided, however, that any such vote or consent in lieu thereof or any other action so taken shall be solely for the purposes of voting in favor of the Merger, the Merger Agreement and any transactions contemplated thereby. Such attorneys and proxies are hereby authorized to vote the Subject Stock in accordance with the terms of the Proxy granted hereby.

                  3. Vote in Favor of Stock Consideration. If Sterling is unable or declines to exercise the power and authority granted by the Proxy for any reason, the Stockholder covenants and agrees to vote all the Subject Stock in favor of approval of the Merger and the Merger Agreement at any Meeting (including the Company Stockholders' Meeting) and, upon request of Sterling, to provide the Stockholder's written consent thereto.

                  4. No Action Without Sterling's Consent. The Stockholder hereby covenants and agrees that it will not vote or take any action by written consent of stockholders in lieu of meeting on any matter that is subject to the Proxy without Sterling's prior written consent.

                  5. Negative Covenants of the Stockholder. Except to the extent contemplated herein or in the Merger Agreement, the Stockholder hereby covenants and agrees that the Stockholder will not, and will not agree to, directly or indirectly, (a) sell, transfer, assign, cause to be redeemed or otherwise dispose of any of the Subject Stock or enter into any contract, option or other agreement or understanding with respect to the sale, transfer, assignment, redemption or other disposition of any Subject Stock; (b) grant any proxy, power-of-attorney or other authorization or interest in or with respect to such Subject Stock pertaining or relating to the Merger, the Merger Agreement or any of the transactions contemplated thereby; or (c) deposit such Subject Stock into a voting trust or enter into a voting agreement or arrangement with respect to such Subject Stock, unless and until, in the case of (a), (b) or (c) above, the Stockholder shall have taken all actions (including, without limitation, the endorsement of a legend on the certificates evidencing such Subject Stock) reasonably necessary to ensure that such Subject Stock shall at all times be subject to all the rights, powers and privileges granted or conferred, and subject to all the restrictions, covenants and limitations imposed, by this Agreement, and shall have caused any transferee of any of the Subject Stock to execute and deliver to Sterling an Agreement and Irrevocable Proxy, in substantially the form of this Agreement, with respect to the Subject Stock.

         Nothing contained herein shall be construed in any way as affecting the right of the Stockholder to grant a security interest, by way of pledge, by hypothecation or otherwise, in the Subject Stock in connection with bona fide credit arrangements or as requiring the lender in such bona fide credit arrangement to be bound by the terms of this Agreement, provided that the Stockholder shall promptly notify Sterling of any such grant.

                  6. Negative Covenants of Sterling. Sterling covenants and agrees that it will not (a) amend in any material respect the Merger Agreement so as to adversely affect the Stockholder, unless it obtains the Stockholder's prior written consent to, or (b) modify the terms of any other Agreement and Irrevocable Proxy between Sterling and any other stockholder of the Company, dated as of even date herewith, unless Sterling shall have offered to modify the terms of this Agreement and Irrevocable Proxy in the same manner and the Stockholder has elected not to accept such offer. If Sterling shall have notified the Stockholder of any such amendment or modification, Sterling and the Stockholder hereby agree that the sole remedy of the Stockholder for a breach by Sterling of the foregoing covenant shall be to elect to terminate this Agreement and Irrevocable Proxy by notice to Sterling.

                  7.   Stockholder's   Representations   and   Warranties.   The
         Stockholder represents and warrants to Sterling that (a) the Stockholder has duly authorized, executed and delivered this Agreement and this Agreement constitutes a valid and binding agreement, enforceable in accordance with its terms and neither the execution and delivery of this Agreement nor the consummation by the Stockholder of the transactions contemplated hereby will constitute a violation of, a default under, or conflict with any contract, commitment, agreement, understanding, arrangement or restriction of any kind to which the Stockholder is a party or by which the Stockholder is bound; (b) consummation by the Stockholder of the transactions contemplated hereby will not violate, or require any consent, approval, or notice under, any provision of law; (c) except to the extent provided in Section 5, the Subject Stock and the certificates representing same are now and at all times during the term of this Agreement will be held by the Stockholder, or by a nominee or custodian for the benefit of the Stockholder, free and clear of all liens, claims, security interests, proxies, voting trusts or agreement or any other encumbrances whatsoever ("Encumbrances") with respect to the ownership or voting of the Subject Stock or otherwise, other than Encumbrances created by or arising pursuant to this Agreement, and there are no outstanding options, warrants or rights to purchase or acquire, or proxies, powers-of-attorney, voting agreements, trust agreements or other agreements relating to, the Subject Stock other than this Agreement;
         (d) such Subject Stock constitutes all of the securities of the Company owned beneficially or of record by the Stockholder on the date hereof; and (e) the Stockholder has the present power and right to vote all of the Subject Stock as contemplated herein.

                  8. Certain Defined Terms. Unless otherwise expressly provided herein, all capitalized terms used herein without definition shall have the meanings assigned to them in the Merger Agreement.

                  9. Choice of Law. The terms and provisions of this Agreement shall be governed by and construed in accordance with the laws of the State of Texas without giving effect to the provisions thereof relating to conflicts of law.

                  10. Binding Effect; Assignability. The terms and provisions of this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the successors and permitted assigns of the parties hereto. This Agreement and the rights hereunder may not be assigned or transferred by Sterling, except with the prior written consent of the Stockholder.

                  11. Term. This Agreement shall terminate at the earlier of (i) the Effective Time, (ii) the termination of the Merger Agreement in accordance with its terms, (iii) the revocation by the Company Board of the recommendation to its stockholders to approve the Merger, the Merger Agreement and the transactions contemplated thereby, (iv) termination of this Agreement in accordance with Section 6 hereof or
         (v) July 31, 1999.

                  12. Irrevocable Proxy Coupled with an Interest. The Stockholder acknowledges that Sterling will enter into the Merger
         Agreement in reliance upon this Agreement, including the Proxy, and that the Proxy is granted in consideration for the execution and delivery of the Merger Agreement by Sterling. THE STOCKHOLDER AGREES THAT THE PROXY AND ALL OTHER POWER AND AUTHORITY INTENDED TO BE CONFERRED HEREBY IS COUPLED WITH AN INTEREST SUFFICIENT IN LAW TO SUPPORT AN IRREVOCABLE POWER AND, EXCEPT AS PROVIDED IN SECTION 11 HEREOF, SHALL NOT BE TERMINATED BY ANY ACT OF THE STOCKHOLDER, BY LACK OF APPROPRIATE POWER OR AUTHORITY OR BY THE OCCURRENCE OF ANY OTHER EVENT OR EVENTS.

                  13. Specific Performance. The parties acknowledge and agree that performance of their respective obligations hereunder will confer a unique benefit on Sterling and that a failure of performance will result in irreparable harm to Sterling and will not be compensable by money damages. The parties therefore agree that this Agreement, including the Proxy, shall be specifically enforceable and that specific enforcement and injunctive relief shall be a remedy properly available to Sterling for any breach of any agreement, covenant or representation of the Stockholder hereunder.

                  14. Further Assurance. The Stockholder will, upon request, execute and deliver any additional documents and take such further actions as may reasonably be deemed by Sterling or its counsel to be necessary or desirable to carry out the provisions of this Agreement.

                  15. Severability. If any term, provision, covenant or restriction of this Agreement, or the application thereof to any circumstance shall, to any extent, be held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement or the application thereof to any other circumstance, shall remain in full force and effect, shall not in any way be affected, impaired or invalidated and shall be enforced to the fullest extent permitted by law.

                  16. Counterparts. This Agreement and Irrevocable Proxy may be executed in counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same document.

                  17. Notice. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or such other address for a party as shall be specified by like notice): (i) if to Sterling, to the address set forth in Section 11.06 of the Merger Agreement; and (ii) if to a Stockholder, to the address set forth on the signature page hereof, or such other address as may be specified in writing by such Stockholder.

                  IN WITNESS WHEREOF, Sterling and the Stockholder have duly executed this Agreement or caused this Agreement to be duly executed as of the date first set forth hereinabove.


                                     STOCKHOLDER:

                                     [NAME]



                                      -----------------------------
                                      Shares Owned:



                                      Address:





                                      STERLING BANCSHARES, INC.


                                       By:
                                          --------------------------
                                          Name:    Michael A. Roy
                                          Title:   Senior Vice President

                                     ANNEX B


                              AFFILIATE LETTER FOR
                      AFFILIATES OF B.O.A. BANCSHARES, INC.



                              ______________, 1999



STERLING BANCSHARES, INC.
15000 Northwest Freeway
Houston, Texas   77040

Ladies and Gentlemen:

                  I have been advised that as of the date of this letter I may be deemed to be an "affiliate" of B.O.A. Bancshares, Inc., a Texas corporation (the "Company"), as the term "Affiliate" is defined for purposes of paragraphs
(c) and (d) of Rule 145 of the rules and regulations (the "Rules And Regulations") of the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"). Pursuant to the terms of the Agreement and Plan of Merger dated as of February __, 1999 (the "Merger Agreement"), by and among Sterling Bancshares, Inc., a Texas corporation ("Sterling"), Sterling Bancorporation, a Texas corporation and a wholly owned subsidiary of Sterling, and the Company, the Company will be merged with and into Bancorporation (the "Merger"). Capitalized terms used but not defined herein shall have the same meanings given to them in the Merger Agreement unless otherwise defined herein.

                  As a result of the Merger, I will receive shares (the "Shares") of common stock, par value $1.00 per share, of Sterling ("Sterling Common Stock") in exchange for shares owned by me of common stock, par value $_____ per share of the Company ("Company Common Stock").

                  I represent, warrant and covenant to Sterling that with respect to any of the Shares:

                  1. I shall not make any sale, transfer or other disposition of the Shares in violation of the Act or the Rules and Regulations.

                  2. I have carefully read this letter and the Merger Agreement and discussed the requirements of such documents and other applicable limitations upon my ability to sell, transfer or otherwise dispose of the Shares, to the extent I felt necessary, with my counsel or counsel for the Company.

                  3. I have been advised that the issuance of the Shares to me pursuant to the Merger has been registered with the Commission under the Act on a Registration Statement on Form S-4. However, I have also been advised that, because at the time the Merger was submitted for a vote of the shareholders of the Company, (a) I may be deemed to have been an affiliate of the Company and
(b) distribution by me of the Shares has not been registered under the Act, I may not sell, transfer or otherwise dispose of any of the Shares issued to me in the Merger unless (x) such sale, transfer or other disposition is made in conformity with the volume and other limitations of Rule 145 promulgated by the Commission under the Act, (y) such sale, transfer or other disposition has been registered under the Act, or (z) in the opinion of counsel reasonably acceptable to Sterling, such sale, transfer or other disposition is otherwise exempt from registration under the Act.

                  D. I understand that Sterling is under no obligation to register the sale, transfer or other disposition of the Shares by me or on my behalf under the Act or to take any other action necessary in order to make compliance with an exemption from such registration available.

                  E. I understand that there will be placed on the certificates for the Shares issued to me, or any substitutions therefor, a legend stating in substance:

         "THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE
         SECURITIES ACT OF 1933 APPLIES."

                  F. I understand that unless a sale or transfer is made in conformity with the provisions of Rule 145, or pursuant to an effective registration statement under the Act, Sterling reserves the right to place the following legend on the certificates issued to my transferee:

         "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND WERE ACQUIRED FROM A PERSON WHO RECEIVED SUCH SHARES IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SHARES HAVE BEEN ACQUIRED BY THE HOLDER NOT WITH A VIEW TO, OR FOR RESALE IN CONNECTION WITH, ANY DISTRIBUTION THEREOF WITHIN THE MEANING OF THE SECURITIES ACT OF 1933 AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933."

                  G. From and after the date that is 30 days prior to the Effective Time (as defined in the Agreement) I will not offer to sell, sell or otherwise dispose of, or in any other way reduce the my risk relative to, any shares of Sterling Common Stock in any case until an earnings statement containing at least 30 days of post-Merger combined financial results of Sterling and the Company has been issued in a manner satisfying the requirements of Commission Accounting Release No. 135.

                  H. I will not take or fail to take any action reasonably likely to cause the Merger not to qualify as a tax free reorganization under
Section 368 of the Internal Revenue Code of 1986, as amended, or to be treated as a pooling of interests for accounting purposes.

                  I. I further understand and agree that my representations, warranties, covenants and agreements set forth herein are for the benefit of Sterling, the Company and the Surviving Corporation (as defined in the Agreement) and will be relied upon by such entities and their respective counsel and accountants.

                  J. Execution of this letter should not be considered an admission on my part that I am an "affiliate" of the Company as described in the first paragraph of this letter, nor as a waiver of any rights I may have to object to any claim that I am such an affiliate on or after the date of this letter.

                  By Sterling's acceptance of this letter, Sterling agrees with me that certificates with the legends set forth in paragraphs E and F above will be substituted by delivery of certificates without such legend if (i) one year shall have elapsed from the date the undersigned acquired the Shares and the provisions of Rule 145(d)(2) are then available to the undersigned, (ii) two years shall have elapsed from the date the undersigned acquired the Shares received in the Merger and the provisions of Rule 145(d)(3) are then applicable to the undersigned, or (iii) Sterling has received either an opinion of counsel, which opinion and counsel shall be reasonably satisfactory to Sterling, or a "no action" letter obtained by the undersigned from the staff of the Commission, to the effect that the restrictions imposed by Rule 145 under the Act no longer apply to the undersigned.

                                             Very truly yours,




                                             Name:
                                                  ---------------------------



Agreed and accepted this ____ day of
____________, 1999, by

STERLING BANCSHARES, INC.


By:
     ------------------------------
     Name: Michael A. Roy
     Title:   Senior Vice President

                                    ANNEX C

                    CONSULTING AND NON-COMPETITION AGREEMENT

                  This Consulting and Non-Competition Agreement (this "Agreement") dated as of the ___ day of ___________, 1999 is entered into between Sterling Bancshares, Inc., a Texas corporation (the "Company"), and David B. Moulton (the "Consultant") as follows:

                  WHEREAS, the Company and its wholly owned subsidiaries, Sterling Bancorporation Inc., Sterling Bank, Sterling Capital Mortgage Company and other future subsidiaries are collectively referred to herein as the "Sterling Companies" and individually, as a "Sterling Company;"

                  WHEREAS, the Sterling Companies are engaged in banking and providing other financial services (the "Business"); and

                  WHEREAS, the Company is acquiring B.O.A. Bancshares, Inc., a Texas corporation ("B.O.A.") and its wholly owned subsidiary, Houston Commerce Bank; and

                  WHEREAS, Consultant has valuable experience with and understanding of the business strategy and operations of B.O.A. and Houston Commerce Bank and the Company desires to engage Consultant to provide, and Consultant desires to provide, certain consulting services to the Company on the terms and conditions provided herein;

                  NOW, THEREFORE, for and in consideration of the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                  Section 1. Appointment of the Consultant. The Company hereby engages the Consultant as consultant, and the Consultant hereby agrees to provide, consulting services and business advice to the Company in the operation of the Business. The Consultant shall from time to time, as reasonably requested by the Company, consult with and provide business advice to representatives of the Company and Sterling Bank concerning matters relating to the operation of the Business.

                  Such services shall include, but not be limited to, consulting with the Company and with Sterling Bank as to the operations of Sterling Bank and the implementation of strategies to profitably grow and expand Sterling Bank's business. In addition, from time to time, the Company may request Consultant to assist the Company in connection with its merger and acquisition activities, including contacting acquisition candidates and evaluating their suitability to become a part of the Company. It is understood and acknowledged by Consultant that, over the term of this Agreement, the Company intends to utilize his services for such portion of his business-related time and advisor agrees to devote such time to the Company as may be reasonably requested by the Company from time to time.

                  Section 2.     Consulting Fees.

                   (a) In consideration of the Consultant entering into this Agreement and providing services as herein provided, the Company agrees to pay to the Consultant (in addition to the compensation he shall receive for serving as a director of the Company pursuant to the terms of the Merger Agreement) a monthly fee in an amount equal to One Thousand Dollars ($1,000). Such monthly fee shall be paid on the last regularly scheduled payday of each month for Company's employees; the monthly fee shall be prorated, based on a thirty day month, for the first and last months of this Agreement if the Agreement does not commence or terminate as of the first or last day of a month.

         As an independent contractor, Consultant shall be responsible for the payment of all income and any other taxes assessed upon all payments received by the Consultant under this Agreement. Consultant hereby agrees to indemnify and hold the Sterling Companies harmless from and against any tax, withholding, unemployment insurance and other employment-related obligations of Consultant.

                  Section 3. Reimbursement of Expenses. The Company shall promptly pay or reimburse the Consultant for, or cause to be paid or reimbursed, all business travel and other out-of-pocket expenses reasonably incurred by Consultant in the performance of his services pursuant to this Agreement and in accordance with Company and Sterling Bank's policies. All reimbursable expenses shall be appropriately documented in reasonable detail by Consultant upon submission of any request for reimbursement, and in a format and manner consistent with the Company's expense reporting policy.

                  Section 4. Term and Termination. This Agreement shall be for a term ("Term") commencing on the date hereof and continuing through five years from the date hereof; provided that Consultant or the Company can terminate this Agreement immediately upon 30 days notice for breach by the other party if such breach is not cured within such 30 days.

                  Section 5.     Non-Competition Agreement.

                  (a) Consultant recognizes that the Company's willingness to enter into (i) this Agreement, including the compensation arrangements set forth in Section 2, and (ii) that certain Merger Agreement dated as of February ___, 1999 (the "Merger Agreement") by and among the Company, Sterling Bancorporation, Inc. and B.O.A., is based in material part on Consultant's agreement to the provisions of this Section 5 and that Consultant's breach of any of the provisions of this Section 5 could materially damage the Sterling Companies. Consultant will not, during the Term of this Agreement, and for a period of five years immediately following such Term, directly or indirectly, for himself or on behalf of or in conjunction with any other person, company, partnership, corporation or business of whatever nature:

                  (i) engage, as an officer, director, shareholder, owner, partner, joint venturer, or in a managerial capacity, whether as an employee, independent contractor, consultant or advisor, whether paid or unpaid, in any business in direct competition with any Sterling Company, within 100 miles of any location where any of the Sterling Companies now conducts, or shall conduct during the term, its Business;

                  (ii) call upon any person who is, at that time, an employee of any Sterling Company for the purpose or with the intent of enticing such employee away from or out of the employ of a Sterling Company;

                  (iii) call upon any person or business entity which is, at that time, or which has been, within two (2) years prior to that time, a customer of any Sterling Company, for the purpose of soliciting or selling products or services in competition with any of the Sterling Companies;

                  (iv) call upon any prospective acquisition candidate, on Consultant's own behalf or on behalf of any competitor, which candidate was, to Consultant's knowledge after due inquiry, either called upon by a Sterling Company or for which the Company has made an acquisition analysis, for the purpose of acquiring such entity; or

                  (v) voluntarily testify as an expert witness in banking or financial service matters for an adverse party to any Sterling Company in litigation or arbitration.

         Notwithstanding the above, the foregoing covenant shall not be deemed to prohibit Consultant from acquiring as an investment not more than five percent (5%) of the capital stock of a competing business, whose stock is traded on a national securities exchange or on the Nasdaq Stock Market.

                  (b) Because of the difficulty of measuring economic losses to the Company as a result of a breach of the foregoing covenant, and because of the immediate and irreparable damage that could be caused to the Sterling Companies for which they would have no other adequate remedy, Consultant agrees that the foregoing covenant may be enforced by the Company, in the event of breach by Consultant, by injunctions, restraining orders and orders of specific performance issued by a court. Consultant further agrees to waive any requirement for the Company's securing or posting of any bond in connection with such remedies.

                  (c) The parties  agree that the  foregoing  covenants  in this
Section 5 impose a reasonable restraint on Consultant in light of the activities and Business of the Sterling Companies on the date hereof and the current plans of the Sterling Companies. It is also the intent of the Company and Consultant that such covenants be construed and enforced in accordance with the changing activities, Business and locations of the Sterling Companies throughout the Term of this Agreement. For example, if, during the Term of this Agreement, a Sterling Company engages in new and different activities, enters a new business or establishes new locations for its current activities or business in addition to or other than the activities or the Business enumerated under the Recitals above or the locations currently established therefor, then Consultant will be precluded from soliciting the customers or employees of such new activities and business or from directly competing with such new activities or business within one hundred (100) miles of its then-established operating locations through the Term of this covenant. If Consultant shall cease to consult on behalf of the Company and shall enter into a business or pursue other activities not in competition with a Sterling Company, or shall engage in similar activities or business in locations the proximity and activities of which do not violate clause (a) of this Section 5, Consultant shall not be chargeable with a violation of this Section 5 if a Sterling Company shall thereafter enter the same, similar or a competitive business, course of activities or location, as applicable.

                  (d) The covenants in this Section 5 are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant. Moreover, in the event any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth herein are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which the court deems reasonable, and this Agreement shall thereby be reformed.

                  (e) All of the covenants in this Section 5 shall be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of Consultant against a Sterling Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of such covenants. It is specifically agreed that the period of five years during which the agreements and covenants of Consultant made in this Section 5 shall be effective, shall be computed by excluding from such computation any time during which Consultant is in violation of any provision of this Section 5.

                  Section 6. Return of Company Property. All records, designs, patents, business plans, financial statements, manuals, memoranda, lists and other property delivered to or compiled by Consultant by or on behalf of any Sterling Company, its representatives, vendors or customers which pertain to the Business of any Sterling Company shall be and remain the property of the Sterling Companies, and be subject at all times to their discretion and control. Likewise, all correspondence, reports, records, charts, advertising materials and other similar data pertaining to the business, activities or future plans of the Sterling Companies which is collected by Consultant shall be delivered promptly to the Company without request by it upon termination of this Agreement.

                  Section 7. Trade Secrets. Consultant agrees that he will not, during or after the Term of this Agreement, disclose the specific terms of any Sterling Company's relationships or agreements with its significant vendors or customers or any other significant and material trade secret of any Sterling Company, whether in existence or proposed, to any person, firm, partnership, corporation or business for any reason or purpose whatsoever, except in pursuit of the Company's Business (e.g. interaction with outside auditors and consultants engaged by the Company) consistent with policies of the Company.

                  Section 8.     Confidentiality.

                  (a) Consultant acknowledges and agrees that all Confidential Information (as defined below) of the Sterling Companies is confidential and a valuable, special and unique asset of the Company that gives the Company an advantage over its actual and potential, current and future competitors. Consultant further acknowledges and agrees that Consultant owes the Company a fiduciary duty to preserve and protect all Confidential Information from unauthorized disclosure or unauthorized use, that certain Confidential
Information constitutes "trade secrets" under applicable laws, and that unauthorized disclosure or unauthorized use of the Company's Confidential Information could irreparably injure the Company.

                  (b) Both  during the Term of this  Agreement  and  thereafter,
Consultant shall hold all Confidential Information in strict confidence, and shall not use any Confidential Information except for the benefit of the Company, in accordance with the duties assigned to Consultant. Consultant shall not, at any time (either during or after the Term of this Agreement), disclose any Confidential Information to any person or entity (except to employees of the Sterling Companies who have a need to know the information in connection with the performance of their employment duties), or copy, reproduce, modify, decompile or reverse engineer any Confidential Information, or remove any Confidential Information from the Company's premises, without the prior written consent of the Chairman and Chief Executive Officer of the Company, or permit any other person to do so except for the benefit of the Company. In the event Consultant is requested or required (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or other process) to disclose any Confidential Information, Consultant will provide the Company with immediate written notice of any such request or requirement so that the Company may seek an appropriate protective order or seek with Consultant's cooperation to narrow the request or demand or waive Consultant's compliance with the provisions of this Agreement. If, failing the entry of a protective order or the receipt of a waiver hereunder, Consultant is, in the opinion of his counsel, compelled to disclose Confidential Information, Consultant may disclose only that portion of the Confidential Information which Consultant's counsel advises Consultant in writing that Consultant is compelled to disclose and Consultant will exercise his best efforts to obtain assurance that confidential treatment will be accorded such Confidential Information. In any event, Consultant will not oppose action by the Company to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information. Consultant shall take reasonable precautions to protect the physical security of all documents and other material containing Confidential Information (regardless of the medium on which the Confidential Information is stored). This Agreement applies to all Confidential Information, whether now known or which later becomes known to Consultant.

                  (c) Upon the termination of this Agreement, and upon written request of the Company at any other time, Consultant shall promptly surrender and deliver to the Company all documents and other written material of any nature containing or pertaining to any Confidential Information and shall not retain any such document or other material. Within five (5) days of any such request, Consultant shall certify to the Company in writing that all such materials have been returned.

                  (d) As used in this Agreement, the term "Confidential Information" shall mean any information or material known to or used by or for any Sterling Company (whether or not owned or developed by a Sterling Company and whether or not developed by Consultant) that is not generally known to the public and has been generally treated by a Sterling Company as confidential information. Confidential Information includes, but is not limited to, the following: all trade secrets of the Sterling Companies; all information that any Sterling Company has marked as confidential or has otherwise described to Consultant (either in writing or orally) as confidential; all nonpublic information concerning the Sterling Companies' products, services, prospective products or services, research, product designs, prices, discounts, costs, marketing plans, marketing techniques, market studies, test data, customers, customer lists and records, loans, loan data, suppliers and contracts; all business records and plans; all personnel files; all financial information of or concerning the Sterling Companies; all information relating to operating system software, application software, software and system methodology, hardware platforms, technical information, inventions, computer programs and listings, source codes, object codes, copyrights and other intellectual property; all technical specifications; any proprietary information belonging to the Sterling Companies; and all data and all computer system passwords and user codes.

         "Confidential Information" shall not include information which (i) is in the public domain to such an extent as to be readily available to competitors of the Sterling Companies, (ii) becomes generally known to the public other than by disclosure by Consultant, or (iii) is received by Consultant, outside his capacity as an advisor of the Company, from a third party which was under no legal obligation of confidentiality with a Sterling Company with respect to such information.

                  Section 9. Indemnification.  In the event Consultant is made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by the Company against Consultant), by reason of the fact that he is or was performing services in good faith under this Agreement, the Company shall indemnify Consultant against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement, as actually and reasonably incurred by Consultant in connection therewith. In the event that both Consultant and the Company are made a party to the same third-party action, complaint, suit or proceeding, the Company will engage competent legal representation, and Consultant agrees to use the same representation, provided that if counsel selected by the Company shall have a conflict of interest that prevents such counsel from representing Consultant, Consultant may engage separate counsel and the Company shall pay all reasonable attorneys' fees and reasonable expenses of such separate counsel. Further, while Consultant is expected at all times to use his best efforts to faithfully discharge his duties under this Agreement, Consultant cannot be held liable to the Company for errors or omissions made in good faith where Consultant has not exhibited gross, willful and wanton negligence and misconduct nor performed criminal and fraudulent acts which materially damage the business of the Company.

                  Section 10. Notices. Any and all notices, requests or other communications hereunder shall be given in writing and delivered by hand delivery or by registered or certified mail, return-receipt requested, with first class postage prepaid, or by facsimile transmission or overnight courier service to the parties at the following addresses or facsimile numbers:

                  (a)      if to the Company, to:

                           Sterling Bancshares, Inc.
                           15000 Northwest Freeway
                           Houston, Texas  77040
                           Attention: George Martinez, Chairman
                           Facsimile Number: (713) 849-5498

                  with a copy to:





                           Facsimile Number:

                  (b)      if to the Consultant, to:

                           David B. Moulton

                           Houston, Texas
                           Facsimile Number: (713)

or at such other address or number as shall be designated by such party in a notice to the other party given in accordance with this Section. Except as otherwise provided in this Agreement, all such communications shall be deemed to have been duly given: (i) in the case of a notice sent by facsimile, upon transmission subject to telephone confirmation of receipt; (ii) when personally delivered; (iii) in the case of a notice sent by overnight courier, the next business day after such notice is delivered to such courier; or (iv) in the case of a notice sent by regular or certified mail return receipt requested, three business days after it is duly deposited in the mails, in each case given or addressed as aforesaid.

                  Section 11. Benefit and Burden. This Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective successors and permitted assigns.

                  Section 12. No Third Party Rights. Nothing in this Agreement shall be deemed to create any right in any creditor or other person or entity not a party hereto and this Agreement shall not be construed in any respect to be a contract in whole or in part for the benefit of any third party.

                  Section 13. Complete Agreement. This Agreement is not a contract of employment, a promise of future employment or a promise or contract regarding the election of Consultant as a director of the Company. Consultant is a party to no other agreements, whether written or verbal, with any Sterling Company, or any of their respective officers, directors or representatives covering the subject matter covered by this Agreement. This Agreement is the final, complete and exclusive statement and expression of the agreement between the Company and Consultant and of all the terms of this Agreement, and it cannot be varied, contradicted or supplemented by evidence of any prior or contemporaneous verbal or written agreements.

                  Section 14. Amendments and Waiver. No amendment, modification, restatement or supplement of this Agreement shall be valid unless the same is in writing and signed by the parties hereto. No waiver of any provision of this Agreement shall be valid unless in writing and signed by the party against whom that waiver is sought to be enforced. No failure or delay on the part of any party hereto in exercising any right, power or privilege hereunder and no course of dealing between the parties hereto shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. No notice to or demand on any party in any case shall entitle such party to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of any party to any other or further action in any circumstances without notice or demand.

                  Section 15. Assignments. The Consultant may not assign his rights, interests and obligations under this Agreement. The Company may assign its rights, interests and obligations under this Agreement to a successor of all or substantially all of the business and/or assets of the Company. Except for the foregoing, neither this Agreement nor any right, interest or obligation hereunder may be assigned by any party hereto and any attempt to do so shall be null and void; provided, however, that in connection with any assignment permitted pursuant to this Section, the assignee shall expressly assume all of the obligations of the Company hereunder and the Company shall remain fully liable for the performance of all such obligations in the manner prescribed in this Agreement.

                  Section 16. Counterparts. This Agreement may be executed in counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed an original and all of which taken together shall constitute but one and the same agreement.

                  Section 17. Captions and Headings. The captions and headings contained in this Agreement are inserted and included solely for convenience and shall not be considered or given any effect in construing the provisions hereof if any question of intent should arise.

                  Section 18. Construction. The parties acknowledge that each of them has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review this Agreement with its legal counsel and that this Agreement shall be construed as if jointly drafted by the parties hereto.

                  Section 19. Severability. Should any clause, sentence, paragraph, subsection or Section of this Agreement be judicially declared to be invalid, unenforceable or void, such decision will not have the effect of invalidating or voiding the remainder of this Agreement, and the parties hereto agree that the part or parts of this Agreement so held to be invalid, unenforceable or void will be reformed by a court of competent jurisdiction as provided in Section 5 or deemed to have been stricken herefrom by the parties hereto, as the case may be, and to the extent so stricken, the remainder will have the same force and effectiveness as if such stricken part or parts had never been included herein.

                  Section 20. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas without regard to conflict of law principles.

                  Section 21. Survival. Sections 6, 7, 8 and 19 shall survive the termination or expiration of this Agreement and Section 5 shall survive the termination of this Agreement prior to the end of the Term.

         IN WITNESS WHEREOF, the undersigned have executed this Agreement on the day and year first above written.


                                      "COMPANY"

                                      STERLING BANCSHARES, INC.


                                       By:
                                             -------------------------------
                                             George Martinez, Chairman



                                       "ADVISOR"


                                        --------------------------------
                                        David B. Moulton